PURCHASE AGREEMENT


          PURCHASE AGREEMENT, dated as of June 20, 1996, between BORDEN, INC.,

a New Jersey corporation (the "Seller") and AEP INDUSTRIES INC., a Delaware

corporation (the "Buyer").


                              W I T N E S S E T H :

          WHEREAS, the Seller, and the Seller's subsidiaries listed on Exhibit

A hereto (the "Subsidiaries", and collectively with the Seller, the "Company")

are engaged, in part, in the business of the development, production,

marketing, distribution and sale of flexible and rigid plastic packaging materials in North America, Europe, South Africa, Australia and Asia (the

"Packaging Business" or "Borden Global Packaging");

          WHEREAS, in consideration for a combination of cash and newly-issued or treasury shares of common stock of the Buyer (a) the Buyer desires to purchase from the Seller and the Seller desires to sell to the Buyer the assets

(other than assets excluded pursuant hereto), subject to the assumption of all related liabilities, of the Packaging Business held by Borden, Inc. (the

"Borden Inc. Assets") upon the terms and subject to the conditions set forth herein (the "Borden Inc. Asset Purchase") and (b) the Buyer desires to purchase from the Seller and its Subsidiaries, and the Seller desires to sell, or to cause its respective Subsidiaries to sell, to the Buyer (i) all of the outstanding shares of stock owned by the Company (collectively, the "Subsidiary

Stock") of the Subsidiaries listed on Exhibit B-1 hereto (the "Transferred

Subsidiaries") (the sale and purchase of the Stock being referred to herein as the "Stock Purchase") and (ii) the packaging assets of the Packaging Business

(other than the assets excluded pursuant hereto), subject to the assumption of all related liabilities, held by the Subsidiaries listed on Exhibit B-2 hereto

(such Subsidiaries, the "Subsidiary Asset Sellers" and together with the
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Seller, the "Asset Sellers"; such assets, the "Subsidiary Assets", and together with the Borden, Inc. Assets, the "Assets"; such purchase the "Subsidiaries

Asset Purchase", and together with the Borden, Inc. Asset Purchase, the "Asset

Purchase"; the Stock Purchase and the Asset Purchase are collectively referred to herein as the "Stock and Asset Purchase"), each purchase and sale described in clauses (a) and (b) to be upon the terms and subject to the conditions set forth herein;

          WHEREAS, concurrently with the execution and delivery of this

Agreement and as a condition and inducement to the Seller's willingness to enter into this Agreement, the Seller and certain stockholders of the Buyer have entered into a stockholders agreement (the "Management Stockholders

Agreement") dated as of the date hereof attached as Exhibit C-1 hereto and the

Seller and certain other stockholders of the Buyer have entered into a voting agreement (together with the Management Stockholders Agreement, the

"Stockholders Agreement") dated as of the date hereof attached as Exhibit C-2 hereto; and

          WHEREAS, concurrently with the execution and delivery of this

Agreement and as a condition and inducement to the Seller's willingness to enter into this Agreement, and as a condition to the Buyer's willingness to enter into this Agreement, the Buyer and the Seller have entered into a governance agreement (the "Governance Agreement") dated as of the date hereof attached as Exhibit D hereto and relating to the establishment of certain terms and conditions concerning the corporate governance of the Buyer after the

Closing Date (as defined herein) and certain terms and conditions concerning the acquisition and disposition of securities of the Buyer by the Seller and its affiliates.

          NOW, THEREFORE, in consideration of the premises and of the mutual covenants of the parties hereto, it is hereby agreed as follows:
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1.   Sale and Transfer of Subsidiary Stock; Purchase and Sale of Assets;

     Assumption of Certain Liabilities

          1.1. Sale and Transfer of Subsidiary Stock. On the basis of the representations, warranties, covenants and agreements and subject to the satisfaction or waiver of the conditions set forth in this Agreement and subject to Section 2.2, on the Closing Date (as defined in Section 2.1), the

Seller shall cause to be delivered to the Buyer certificates representing the

Subsidiary Stock, duly endorsed, or accompanied by stock powers duly executed,

with all necessary stock transfer stamps attached thereto and cancelled, or such other assignments, deeds, share transfer forms, endorsements, notarial deeds of transfer or other instruments or documents, duly stamped where necessary, as required by the jurisdiction of organization of each Transferred

Subsidiary as set forth on Schedule 1.1 of the disclosure schedule delivered by the Seller to the Buyer on the date hereof (the "Seller Disclosure Schedule").

          1.2. Transfer of Assets.  On the basis of the representations,

warranties, covenants and agreements and subject to the satisfaction or waiver of the conditions set forth in this Agreement, on the Closing Date, and subject to the provisions of Section 1.3, the Seller shall sell, convey, assign,

transfer and deliver to the Buyer, or shall cause the Subsidiary Asset Sellers to sell, convey, assign, transfer and deliver to the Buyer, and the Buyer shall purchase and acquire from the Asset Sellers, all of the assets, rights,

properties, claims, contracts and business of the Asset Sellers at the Closing

Date which are principally utilized in the Packaging Business, of every kind,

nature, character and description, tangible and intangible, real, personal or mixed, wherever located, including, without limitation, the following:

          (a)  Each Asset Seller's right, title and interest in and to the patents, patent registrations, patent applications, trademarks, trademark registrations, trademark applications, tradenames, copyrights, copyright applications, copyright registrations, franchises, permits, licenses (both
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     as licensor and licensee), processes, formulae, inventions and royalties described on Section 1.2(a) of the Seller Disclosure Schedule, including all rights to sue for past infringement, together with the goodwill associated therewith;

          (b)  The real property and leasehold interests in real property described on Section 1.2(b) of the Seller Disclosure Schedule owned by the

     Asset Sellers, including all buildings, structures and other improvements situated thereon (individually, a "Plant" and collectively, the "Plants"),

     and all easements, privileges, rights-of-way, riparian and other water rights, lands underlying any adjacent streets or roads and appurtenances pertaining to or accruing to the benefit of such property to which the

     Asset Sellers have title, in each case subject to the exceptions described on Section 1.2(b) of the Seller Disclosure Schedule;

          (c)  Each Asset Seller's right, title and interest in and to the equipment, furniture, furnishings, fixtures, machinery, vehicles, tools and other tangible personal property described on Section 1.2(c) of the

     Seller Disclosure Schedule pertaining to the operation of the Packaging

     Business (collectively, the "Equipment") and all warranties and guarantees, if any, express or implied, existing for the benefit of the

     Asset Sellers in connection with the Equipment to the extent transferable;

          (d)  The inventory of Borden Global Packaging finished products on hand at the Plants, in transit or in the distribution system of the Asset

     Sellers on the Closing Date (the "Finished Goods") and the raw materials,

     packaging materials and work in process for Borden Global Packaging products on hand at the Plants, in transit or in the distribution system of the Asset Sellers on the Closing Date, together with each Asset

     Seller's right, title and interest in and to the spare parts, supplies and promotional materials that are used in connection with the manufacture or
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     sale of Borden Global Packaging products (the "Materials", and together with the Finished Goods, the "Inventory");

          (e)  All management information systems and software, to the extent that such systems and software are transferable by the Asset Sellers and relate principally to the operations of the Plants, the ownership of the

     Assets or the manufacture and sale of Borden Global Packaging products,

     customer lists, vendor lists, catalogs, research material, technical information, trade secrets, technology, know-how, specifications, designs,

     drawings, processes, and quality control data, if any;

          (f)  Except for those contracts, agreements and commitments set forth on Section 1.3(g) of the Seller Disclosure Schedule, each Asset Seller's right, title and interest in and to contracts, maintenance and service agreements, purchase commitments for materials and other services,

     advertising and promotional agreements, leases and other agreements

     (including but not limited to, any agreements of the Asset Sellers with suppliers, sales representatives, distributors, agents, personal property lessors, personal property lessees, licensors, licensees, consignors and consignees specified therein) that relate to the Packaging Business,

     whether or not entered into in the ordinary course of the Packaging

     Business, that are listed on Section 1.2(f) of the Seller Disclosure

     Schedule and those contracts pertaining to the Packaging Business that are not Material Contracts (as defined in Section 3.1(q) hereof);

          (g)  Each Asset Seller's licenses, permits or franchises issued by any federal, state, municipal or foreign authority relating to the development, use, maintenance or occupation of the Plants or the manufacture or sale of Borden Global Packaging products which are listed on Section 1.2(g) of the Seller Disclosure Schedule, to the extent that such licenses, permits or franchises are transferable and relate to the
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     operations of the Plants, the ownership of the Assets or the manufacture and sale of Borden Global Packaging products;

          (h)  Accounts receivable and other receivables of the Asset Sellers in existence prior to the Closing Date (whether or not billed) to the extent attributable to Borden Global Packaging Products sold prior to

     12:01 A.M. on the Closing Date (the "Effective Time");

          (i)  Each Asset Seller's rights to goods and services and all other economic benefits to be received subsequent to the Closing Date arising out of prepayments and payments in advance by the Asset Sellers prior to the Closing Date to the extent related to the Plants or the manufacturing,

     marketing or sale of Borden Global Packaging products or the Packaging

     Business (collectively, the "Prepaid Assets") and reflected on the Closing

     Balance Sheet;

          (j)  Each Asset Seller's right, title and interest in deposits on contracts relating principally to the Packaging Business that require shipments on dates subsequent to the Closing Date; and

          (k)  All Borden Global Packaging customer lists, vendor lists,

     catalogs, research material, technical information, trade secrets,

     technology, know-how, specifications, designs, drawings, processes, and quality control data, if any, and other materials and documents relating to the Packaging Business (or copies thereof to the extent not principally related to the Packaging Business).

          1.3. Excluded Assets.  It is expressly understood and agreed that the

Assets shall not include the following (each, an "Excluded Asset"):

          (a)  The assets (including, without limitation, all rights,

     properties, claims, contracts and business) of all businesses other than the Packaging Business conducted by the Asset Sellers to the extent not principally used in the Packaging Business;
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          (b)  The capital stock of all Subsidiaries of the Seller other than the Transferred Subsidiaries;

          (c)  Cash and cash equivalents or similar type investments, bank accounts, certificates of deposit, Treasury bills and other marketable securities (excluding deposits and prepayments to be transferred pursuant to Section 1.2(j) hereof);

          (d)  All real property, leasehold interests in real property,

     equipment, machinery, vehicles, tools and other tangible personal property

     (other than the Plants and the Equipment) of the Asset Sellers used for the transportation, storage, distribution or sale of Inventory outside the

     Plants; provided, however, any contracts related to such transportation,

     storage, distribution or sale of Inventory shall, to the extent permitted thereby, be assigned to the Buyer pursuant to Section 1.2(f);

          (e)  Any Equipment as is used, transferred or otherwise disposed of by the Asset Sellers in the ordinary course of business consistent with past business practice of Borden Global Packaging through the Closing

     Date;

          (f)  Any refunds or credits with respect to any taxes paid or incurred by the Asset Sellers (plus any related interest received from the relevant taxing authority), except to the extent reflected on the Closing

     Balance Sheet;

          (g)  Each Asset Seller's right, title and interest in and to the contracts listed on Section 1.3(g) of the Seller Disclosure Schedule;

          (h)  The trademarks, names and corporate logos of the Asset Sellers listed on Section 4.11 of the Seller Disclosure Schedule, which trademarks, names and corporate logos may appear on certain products and other materials only to the extent permitted pursuant to Section 4.11;
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          (i)  The real property, including all buildings, structures and other improvements situated thereon, and other assets listed on Section 1.3(i)

     of the Seller Disclosure Schedule;

          (j)  All of the Asset Sellers' right, title and interest to the assets pertaining to the production, marketing, distribution and sale of flexible and rigid plastic packaging materials in South America;

          (k)  Except as otherwise provided in Section 4.16 hereof, all right,

     title and interest of the Seller in any insurance policies relating to the

     Packaging Business and all rights of the Seller to insurance claims and proceeds arising from or related to (i) the operation of the Packaging

     Business prior to the Closing and (ii) the Excluded Assets and Excluded

     Liabilities;

          (l)  All assets relating to the Business Plans (as defined in Section

     3.1(n) (i) hereof), except as expressly provided in Sections 6.4 and 6.8 hereof and in Section 6.4 of the Seller Disclosure Schedule; and

          (m)  The office lease for the office used by the Packaging Business in Singapore.

          1.4. Instruments of Conveyance and Transfer.  On the Closing Date,

the Asset Sellers shall (a) deliver or cause to be delivered to the Buyer such general or special warranty deeds, bills of sale, endorsements, consents,

assignments, licenses, and other good and sufficient instruments of transfer,

conveyance and assignment as the parties and their respective counsel shall deem necessary or appropriate or as may be required by the jurisdiction of organization of each Subsidiary Asset Seller to vest in the Buyer good and marketable title to, or a binding leasehold interest in, the Assets, free and clear of all liens, claims and encumbrances other than Permitted Liens (as defined in Section 3.1(e) hereof) and (b) transfer to the Buyer all the contracts, agreements, commitments, books, records, files and other data (or
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copies thereof) relating to the Assets as, and to the extent, set forth in

Section 1.2(k).

          1.5. Further Assurances.  From time to time after the Closing Date,

the Seller will execute and deliver, or cause to be executed and delivered,

such other instruments of conveyance, assignment, transfer and delivery and will take such other actions as the Buyer may reasonably request in order more effectively to transfer, convey, assign, and deliver to the Buyer any of the

Assets, or to enable the Buyer to exercise and enjoy all rights and benefits of the Asset Sellers with respect thereto.

          1.6. Assumed Liabilities.  On the Closing Date, the Buyer shall deliver to the Seller an undertaking (the "Assumption Agreement") in the form attached hereto as Exhibit E whereby the Buyer, on and as of the Closing Date,

assumes and agrees to pay, perform and discharge when due, upon the terms and subject to the conditions of this Agreement, the following debts, liabilities and obligations, other than Excluded Liabilities, arising out of or pertaining to the Packaging Business or the Assets whether arising before or after the

Closing:

          (a)   all liabilities of the Packaging Business reflected on the

     Closing Balance Sheet,

          (b)   debts, obligations and liabilities in respect of the Packaging

     Business or the Assets arising or incurred by the Buyer on and after the

     Closing Date (other than as a result of any breach by the Asset Sellers of any of their obligations to the Buyer),

          (c)  all debts, obligations and liabilities of the Asset Sellers which arise on account of the Buyer's operation of the Packaging Business,

     the use of the Assets, and/or sale of any products manufactured and/or sold by the Buyer on and after the Closing Date,
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          (d)  all obligations relating to the Packaging Business or the Assets under the contracts, commitments and agreements transferred pursuant to

     Section 1.2(f);

          (e)  all liabilities and obligations for post-Closing returns of

     Borden Global Packaging products sold prior to, on or after the Closing

     Date;

          (f)  all liabilities and obligations for trade promotion programs

     (including, without limitation, trade allowance programs) and marketing programs and commitments applicable to Borden Global Packaging products incurred in the ordinary course of business, consistent with past practice;

          (g)  all liabilities and obligations under the licenses, permits or franchises disclosed on Section 1.2(g) of the Seller Disclosure Schedule;

          (h)  all liabilities and obligations arising out of the operations of the Plants prior to the Closing Date (including, without limitation, (i)

     all products liability claims with respect to products manufactured by the

     Asset Sellers prior to the Closing Date where such claims were not made prior to the Closing Date and (ii) all liabilities and obligations related to the presence, disposal, escape, seepage, leakage, discharge, emission,

     release or threatened release of any substances or materials);

          (i)  all liabilities and obligations in respect of employee relations and benefits pursuant to and to the extent set forth in Section 6 hereof;

          (j)  all liabilities and obligations for any taxes and expenses described in Section 9.3 hereof to the extent set forth therein;

          (k)  all liabilities with respect to all actions, suits, proceedings,

     disputes, claims or investigations arising out of or related to the

     Packaging Business or that otherwise arise out of or are related to the

     Assets;
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          (l)  all liabilities for claims relating to the Packaging Business under the Seller's  self-insurance arrangements; and

          (m)  all other liabilities and obligations arising out of or related to the Packaging Business or the Assets.

     The debts, liabilities and obligations assumed by the Buyer in accordance with this Section 1.6 are sometimes hereinafter referred to as the "Assumed

Liabilities".

          1.7. Excluded Liabilities.  It is expressly understood and agreed that, notwithstanding anything to the contrary in this Agreement, Assumed

Liabilities shall not include the following (collectively, the "Excluded

Liabilities"):

          (a)  all liabilities arising out of or relating to the Excluded

     Assets;

          (b)  all liabilities and obligations for which the Seller has expressly assumed responsibility pursuant to this Agreement;

          (c)  all debts, liabilities or obligations of the Asset Sellers that principally do not arise out of or are not related to the Packaging

     Business or that principally do not otherwise arise out of or are not otherwise related to the Assets;

          (d)  any liability for federal, state or local taxes, charges, fees,

     levies, or other similar assessments, including without limitation income,

     gross receipts, ad valorem, premium, excise, real property, personal property, windfall profit, sales, use, transfer, licensing, withholding,

     employment, payroll, estimated and franchise taxes or any claim by any federal, state or local taxing authority, in each case, relating to any taxable period ending on or prior to the Closing Date;

          (e)  liabilities required under generally accepted accounting principles, applied as of the Closing Date consistent with Section 2.4, to be reflected on the Closing Balance Sheet and are not so reflected, but
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     only if and to the extent such liabilities both (i) exceed the applicable reserves reflected on the Closing Balance Sheet and (ii) with respect to liabilities which had they been reflected on the Closing Balance Sheet would have been reflected as Closing Other Non-Current Liabilities (as defined in Section 2.4(a) hereof), exceed, together with the Closing Other

     Non-Current Liabilities reflected on the Closing Balance Sheet,

     $9,450,000;

          (f)  liabilities relating to the participation of U.S. Transferred

     Employees in the U.S. Business Plans on or prior to the Effective Time,

     except as otherwise set forth, and to the extent set forth, in Section 6 hereof (including, but not limited to, Sections 6.6 or 6.8(b) hereof);

          (g)  to the extent that the Seller, in its sole discretion, decides to retain liabilities subject to insurance coverage for which claims have been made to insurance carriers prior to the Closing ("Retained Insurance

     Claims"), all liabilities principally arising out of or related to such

     Retained Insurance Claims, provided that nothing in this Agreement requires Seller to retain any such Retained Insurance Claims;

          (h)  liabilities which the Seller has agreed to retain under and to the extent set forth in Section 4.16; and

          (i)  liabilities represented by the "Debt payable in one year" line item under the heading Current Liabilities contained on the Closing

     Balance Sheet.

2.   Closing; Payment of Purchase Price at Closing

          2.1. Closing Date.  Unless this Agreement shall have been terminated and the transactions herein contemplated shall have been abandoned pursuant to

Section 7.1 hereof, the closing with respect to the transactions provided for in this Agreement (the "Closing") shall take place at the offices of Simpson

Thacher & Bartlett located at 425 Lexington Avenue, New York, New York 10017-

3954, at 10:00 a.m., New York City time, on a mutually agreed upon date not
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later than January 31, 1997.  The actual time and date of the Closing are herein called the "Closing Date".

          2.2. Purchase Price and Payment.  (a)  Subject to Section 2.4 hereof,

regardless of whether the transfer of any Assets or Subsidiary Stock have been deferred pursuant to the provisions of Section 2.3 of this Agreement, in consideration for the sale and transfer of the Assets and the Subsidiary Stock,

and subject to the terms and conditions of this Agreement, the Buyer shall on the Closing Date assume the Assumed Liabilities as provided in Section 1.6 hereof and shall transfer to or, in whole or in part, as directed by the

Seller:  (i) certificates representing the greater of (A) 2,412,818 shares (the

"Fixed Shares") of common stock, par value $0.01 per share (the "Buyer Common

Stock"), of the Buyer and (B) a number of shares of Buyer Common Stock (rounded up to the nearest whole share) equal to the quotient obtained by dividing (x)

$80.0 million by (y) the Buyer Stock Price; provided, however, that in the case of clause (B), in no event will the Buyer be required to deliver in excess of

4.0 million shares of Buyer Common Stock (the "Equity Consideration"), all of

which shares shall have been duly authorized, validly issued, fully paid and nonassessable, and (ii) $280.0 million of cash in immediately available funds

(the "Cash Consideration"; and together with the Equity Consideration,

collectively referred to as the "Purchase Price").  The "Buyer Stock Price"

shall be equal to the average of the closing prices of Buyer Common Stock on

The Nasdaq National Market, as reported in The Wall Street Journal, for the 50 trading days immediately preceding the second trading day prior to the

Stockholders' Meeting (as defined in Section 3.2(q)) or such shorter number of trading days between the date hereof and the second trading day prior to the

Stockholders' Meeting.

          (b)  The Buyer and the Seller agree that if Hitachi Chemical Company

Ltd. ("Hitachi") exercises its right to purchase the shares of Hitachi - Borden

Chemical Products, Inc. ("Hitachi-Borden") owned by the Seller (the "Hitachi
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Shares") pursuant to the Joint Venture Basic Agreement dated as of June 23,

1972 (the "Joint Venture Agreement") between the Seller and Hitachi (the

"Hitachi Right of First Refusal"), then (i) the Purchase Price shall be equal to the amount set forth above less $30.0 million (the "Hitachi Amount") and

(ii) at the Seller's option, the deduction of the Hitachi Amount from the

Purchase Price may be effected by means of a reduction of the Cash

Consideration in an amount equal to the Hitachi Amount (the "Hitachi Cash

Reduction") or a reduction in the number of shares of Buyer Common Stock constituting the Equity Consideration equal to the quotient obtained by dividing (a) the Hitachi Amount by (b) the Average Buyer Common Stock Price

(the "Hitachi Equity Reduction").  The "Average Buyer Common Stock Price" shall be equal to the average of the closing prices of Buyer Common Stock on The

Nasdaq National Market, as reported in The Wall Street Journal, for the 20 trading days immediately preceding the second trading day prior to the Closing

Date.  In the event that the Closing takes place prior to the date that Hitachi has either exercised the Hitachi Right of First Refusal or waived the Hitachi

Right of First Refusal and the Hitachi Right of First Refusal has not

theretofore expired pursuant to its terms, the Buyer may withhold the Hitachi

Amount from the Purchase Price at the Closing, at the Seller's option, in the form of the Hitachi Cash Reduction or the Hitachi Equity Reduction, and the

Closing will occur without any transfer by the Seller of the Hitachi Shares;

provided that within one business day following notice from the Seller to the

Buyer of any waiver by Hitachi of the Hitachi Right of First Refusal or of the

expiration of such right pursuant to its terms, the Buyer shall transfer to the

Seller in immediately available funds the Hitachi Cash Reduction (in the event of a Hitachi Cash Reduction) or that number of shares of Buyer Common Stock equal to the Hitachi Equity Reduction (in the event of a Hitachi Equity

Reduction) in the form so withheld and, subject to Section 2.3, the Seller shall transfer to the Buyer the Hitachi Shares; and provided, further, that at
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the Closing, in the event that the payment of the Hitachi Amount is deferred in the form of the Hitachi Cash Reduction, the Buyer shall deliver to the Seller credit support or other evidence of its ability to pay the Hitachi Amount in cash.

          (c)  The parties to this Agreement agree to allocate the Purchase

Price (the "1060 Allocation") in accordance with the rules under Section 1060 of the Internal Revenue Code of 1986, as amended (the "Code"), and the Treasury

Regulations promulgated thereunder.  To the extent possible, the parties agree to provide the 1060 Allocation at the Closing.  The parties recognize that the

Purchase Price does not include the Buyer's acquisition expenses and that the

Buyer will allocate such expenses appropriately.  The Seller and the Buyer agree to act in accordance with the computations and allocations in the 1060

Allocation (including any modifications thereto reflecting any post-Closing adjustments) in any relevant tax returns or filings (including any forms or reports required to be filed pursuant to Section 1060 of the Code, the Treasury

Regulations promulgated thereunder or any provisions of local, state and foreign law ("1060 Forms")), and to cooperate in the preparation of any 1060

Forms and to file such 1060 Forms in the manner required by applicable law.

          2.3. Deferred Transfers.  (a)  If, on the Closing Date, (i) the

Seller or the Buyer has not obtained any authorization, approval, order,

license, permit, franchise or consent from any foreign government or governmental authority (an "Approval") with respect to a transfer of Assets or

Subsidiary Stock of a Subsidiary organized outside the United States or Canada in the absence of which Approval the conditions precedent to the Closing set forth in Section 5 would nevertheless be satisfied and which Approval is either necessary in order to transfer the relevant Assets or Subsidiary Stock or the failure to obtain which would subject the Buyer, the Seller or any subsidiary,

or any officer, director or agent of any such person to civil or criminal liability or could render such transfer void or voidable or (ii) there is in
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effect any injunction, restraining order or decree of any nature of any court or governmental agency or body of competent jurisdiction that would not prevent the conditions precedent to the Closing set forth in Section 5 from being satisfied and that restrains or prohibits the transfer to the Buyer of any

Assets or Subsidiary Stock of a Subsidiary organized outside the United States and that is not permanent and non-appealable (a "Non-Final Injunction"), such

Assets or Subsidiary Stock (the "Deferred Items") shall be withheld from sale without any reduction in the Purchase Price and, if necessary, be transferred by dividend or otherwise, to the extent such transfer would not subject the

Seller to any taxes, from a Subsidiary to the Seller immediately prior to the

Closing.  From and after the Closing, the Seller and/or the Buyer shall continue to use reasonable efforts to obtain all Approvals, relating to the

Deferred Items or the transfer thereof, and/or to cause all Non-Final

Injunctions relating to the Deferred Items or the transfer thereof to be lifted.  To the extent consistent with applicable law and this Agreement, the

Buyer and the Seller will enter into a mutually reasonably acceptable agreement or agreements governing the management by Buyer of the Assets or Subsidiaries comprising the Deferred Items.

          (b)  Until such time as any Deferred Items have been transferred to the Buyer pursuant to Section 2.3(c) or otherwise disposed of in accordance with Section 2.3(d) (each, a "Deferred Transfer"), the Deferred Items shall be held for the Buyer's benefit and the Assets or Subsidiaries comprising Deferred

Items shall be managed and operated by the Seller for the Buyer's benefit and account in the manner hereinafter provided from the Closing to the time of the respective Deferred Transfers, with all gains, income, losses, taxes or other items generated thereby to be for the Buyer's account.  Neither the Seller nor any Subsidiary shall have any liability to the Buyer arising out of the management or operation by the Seller of any Assets or Subsidiaries comprising

Deferred Items other than for gross negligence, wilful misconduct or failure to
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follow the Buyer's instructions if such instructions are permitted under applicable law and do not require the Seller to violate any applicable law.

          The Buyer shall reimburse the Seller and shall hold the Seller harmless from and against all liabilities incurred or asserted as a result of the Seller's post-Closing direct or indirect ownership, management, operation or sale (other than to the Buyer) of the Deferred Items, including, without limitation, the amount of any additional taxes payable by the Seller (whether currently or in the future), after application of the terms of this Agreement,

as a result thereof in excess of the amount of taxes which would have been payable by the Seller, after application of the terms of this Agreement, if the

Deferred Items had been transferred to the Buyer or any of its affiliates on the Closing Date.  Such reimbursement shall be made by the Buyer and received by the Seller within ten business days of the Buyer receiving any bill, claim,

invoice or other request for payment from the Seller, together with appropriate documentation showing the calculation of the amount claimed due.

          From the Closing to the date of the Deferred Transfer, the Seller shall hold the Deferred Items and hold or operate the Assets or Subsidiaries comprising the Deferred Items only in the ordinary course substantially consistent with past practice, except as otherwise specified in the Buyer's instructions in accordance with Section 2.3(d) hereof; provided, however, that the Seller shall not be required to finance the operations of any such

Subsidiary directly or indirectly.  Subject to applicable law and regulations

(including, without limitation, all laws and regulations requiring investment approvals or consents or antimonopoly clearances, exemptions or waivers in connection with any disposition of the Deferred Items, and all exchange controls and laws concerning foreign corrupt practices, expatriation of funds or otherwise), the Seller shall, in respect of any Deferred Items, use all reasonable efforts to follow and implement the reasonable written instructions and policies of the Buyer relating to the holding of the Deferred Items and the management and operation of any Subsidiaries to which any such Deferred Items relate.  The Seller shall give the Buyer reasonable notice of all material proposed financings with respect to the operations of the Assets or

Subsidiaries comprising the Deferred Items.

          (c)  Unless otherwise disposed of upon the Buyer's instructions in accordance with Section 2.3(d) hereof, the certificates for the relevant

Subsidiary Stock comprising any Deferred Items, duly endorsed in blank and with all necessary transfer stamps affixed thereto or such other assignments, deeds,

share transfer forms, endorsements, notarial deeds of transfer or other instruments or documents, duly stamped where necessary, as are necessary under the laws of the jurisdiction of organization of each Transferred Subsidiary as set forth on Section 1.1 of the Seller Disclosure Schedule in order to effectively transfer such Deferred Items, will be delivered to the Buyer free and clear of all liens (except for liens which had existed on the Closing Date and had been disclosed and liens which were created for the Buyer's benefit during the period the Deferred Items were being held for the Buyer's benefit),

on the date which is fifteen (15) business days after all Approvals relating to any such Deferred Item or the transfer thereof shall have been obtained and/or after any Non-Final Injunction relating to any such Deferred Items or the transfer thereof has been lifted or on such other date as the parties hereto may mutually agree.

          (d)  At any time prior to the Deferred Transfer relating to any of the Deferred Items, the Seller shall, (i) on the Buyer's written instructions

(subject to applicable law and regulations), or may at any time after 10 years from the Closing Date, with the Buyer's consent (which shall not be unreasonably withheld), for the Buyer's benefit, dispose of the Deferred Items or, in the case of Subsidiary Stock, the assets of the Subsidiaries to which such Deferred Items relate, and remit the proceeds of such sale (less withholding or similar taxes, if any, payable with respect to such disposition or remittance) to the Buyer and (ii) for a period of 10 years following the

Closing Date, operate that portion of the Packaging Business related to the

Deferred Items in accordance with instructions from the Buyer if such instructions are permitted under applicable law and do not require the Seller to violate any applicable law; provided that in the event of either clause (i)

or (ii) above (x) the Seller shall have no liability to any such third party arising out of such transactions or operations other than for gross negligence,

willful misconduct or failure to follow the Buyer's instructions if such instructions are permitted under applicable law and do not require the Seller to violate any applicable law; and (y) any amount so remitted to the Buyer pursuant to this Section 2.3(d) shall be reduced by the sum of (I) the amount by which the taxes payable by the Seller (whether currently or in the future),

after application of the terms of this Agreement, with respect to the initial transfer, if any, to the Seller pursuant to Section 2.3(a) and the subsequent disposition exceed the amount of taxes which would have been payable by the

Seller, after application of the terms of this Agreement, with respect to the

Deferred Items had they been transferred on the Closing Date by the owner thereof (prior to their transfer, if any, to the Seller) without regard to this

Section 2.3, and (II) to the extent not previously paid by or on behalf of the

Buyer pursuant to Section 2.3(b) hereof, the amount of any liabilities imposed upon or incurred by the Seller as a result of the Seller's post-Closing direct or indirect ownership, management, operation or sale of the Deferred Items,

including, without limitation, the amount of any taxes (other than taxes previously paid by the Buyer pursuant to Section 2.3(b)) payable by the Seller as a result thereof.

          2.4. Post-Closing Adjustment.  (a)  Within 60 days following the

Closing, the Seller shall, at its expense, prepare, or cause to be prepared,

and deliver to the Buyer a balance sheet (the "Closing Balance Sheet") which shall set forth those assets and liabilities of the Packaging Business relevant to the adjustments contemplated by this Section 2.4 on the basis set forth on

Section 2.4(a) of the Seller Disclosure Schedule as of the Effective Time.

Subject to Section 2.4(a) of the Seller Disclosure Schedule, the Closing

Balance Sheet shall be prepared in accordance with generally accepted accounting principles using the same accounting principles, methods, practices and estimation methodologies as were utilized in the preparation of the consolidated balance sheet of the Packaging Business as at December 31, 1995

(the "Pre-Closing Balance Sheet") included as part of the Financial Information previously delivered to the Buyer.  The Seller shall also deliver within 60 days from the Closing a calculation of (i) working capital derived from the

Closing Balance Sheet on the basis set forth on Section 2.4(a) of the Seller

Disclosure Schedule (the "Closing Working Capital") and (ii) Closing Other Non-

Current Liabilities.  The term "Closing Other Non-Current Liabilities" shall mean "Long-Term Liabilities", other than "Deferred income taxes", as set forth on the Closing Balance Sheet, consistent with this Section 2.4(a) and Section

2.4(a) of the Seller Disclosure Schedule.  The term "Closing Figures" shall mean, collectively, the Closing Working Capital and the Closing Other Non-

Current Liabilities.

          (b)  The Buyer and the Buyer's accountants shall, within 30 days after the delivery by the Seller of the Closing Balance Sheet and calculation of the Closing Figures, complete their review of the Closing Figures, provided that the Seller has furnished to the Buyer all information reasonably requested by the Buyer necessary for its review of the Closing Figures.  In the event that the Buyer determines that either of the components of the Closing Figures has not been stated or determined in accordance with this Section 2.4 and

Section 2.4(a) of the Seller Disclosure Schedule, the Buyer shall inform the

Seller in writing (the "Buyer's Objection"), setting forth the basis of the

Buyer's Objection in reasonable detail and to the extent practicable the adjustments to the Closing Figures which the Buyer believes should be made, on or before the last day of such 30-day period. The Seller shall then have 30 days to review and respond to the Buyer's Objection.  If the Seller and the

Buyer are unable to resolve all of their disagreements with respect to the determination of the foregoing items within 30 days following the completion of the Seller's review of the Buyer's Objection, they shall refer their remaining differences to Ernst & Young LLP or another internationally recognized firm of independent public accountants as to which the Seller and the Buyer mutually agree (the "CPA Firm"), which shall, acting as experts in accounting and not as arbitrators, determine on the basis of the standards set forth on Section

2.4(a) of the Seller Disclosure Schedule, and only with respect to the specific remaining accounting related differences so submitted, whether and to what extent, if any, either of the components of the Closing Figures requires adjustment.  The Seller and the Buyer shall direct the CPA Firm to use its best efforts to render its determination within 45 days.  The CPA Firm's determination shall be conclusive and binding upon the Buyer and the Seller.

The fees and disbursements of the CPA Firm shall be shared equally by the

Buyer, on the one hand, and the Seller, on the other hand.  The Buyer and the

Seller shall make readily available to the CPA Firm all relevant books and records and any work papers (including those of the parties' respective accountants) relating to the Pre-Closing Balance Sheet, the Closing Balance

Sheet, the Closing Working Capital, the Closing Other Non-Current Liabilities

and all other items reasonably requested by the CPA Firm.  The "Adjusted

Closing Working Capital" shall be (i) the Closing Working Capital in the event that (x) no the Buyer's Objection is delivered to the Seller during the 30-day period specified above, or (y) the Seller and the Buyer so agree, (ii) the

Closing Working Capital, adjusted in accordance with the Buyer's Objection in the event that the Seller does not respond to the Buyer's Objection within the

30-day period following receipt by the Seller of the Buyer's Objection, or

(iii) the Closing Working Capital, as adjusted by either (x) the agreement of the Seller and the Buyer or (y) the CPA Firm. The "Adjusted Closing Other Non-

Current Liabilities" shall be (i) the Closing Other Non-Current Liabilities in the event that (x) no the Buyer's Objection is delivered to the Seller during the 30-day period specified above, or (y) the Seller and the Buyer so agree,

(ii) the Closing Other Non-Current Liabilities, adjusted in accordance with the

Buyer's Objection in the event that the Seller does not respond to the Buyer's

Objection within the 30-day period following receipt by the Seller of the

Buyer's Objection, or (iii) the Closing Other Non-Current Liabilities, as

adjusted by either (x) the agreement of the Seller and the Buyer or (y) the CPA

Firm.  "Adjusted Closing Figures" shall include the Adjusted Closing Working

Capital and the Adjusted Closing Other Non-Current Liabilities.

          (c)  The Buyer shall provide the Seller and its accountants full access to the books and records of the Packaging Business, to any other information, including work papers of their accountants, and to any employees to the extent necessary for the Seller to prepare the Closing Balance Sheet and determine the Closing Figures.  The Buyer and its accountants shall have the opportunity to observe the taking of the Inventory (which may begin prior to the Closing Date on a date mutually agreed to by the Buyer and the Seller and which shall be taken on a year-end basis consistent with past practice) in connection with the preparation of the Closing Balance Sheet and the Closing

Figures and shall have full access to all information used by the Seller in preparing the 1995 Balance Sheet (as defined below), Closing Balance Sheet and

Closing Figures, including the procedures, books, records and work papers of its accountants.

          (d)  Within 10 business days following determination of the Adjusted

Closing Figures, the Buyer or the Seller, as the case may be, shall make an adjustment payment (the "Adjustment Amount") equal to the difference between the Buyer Adjustment Amount and the Seller Adjustment Amount.  The "Buyer

Adjustment Amount" shall equal the sum of (i) the amount, if any, by which (A) the Adjusted Closing Working Capital exceeds (B) the Pre-Closing Working

Capital and (ii) the amount, if any, by which the Adjusted Closing Other Non-

Current Liabilities is less than $7,450,000.  The "Pre-Closing Working Capital"

shall be equal to the working capital of the Packaging Business at December 31,

1995 as set forth on Section 2.4(d) of the Seller Disclosure Schedule.  The

"Seller Adjustment Amount" shall equal the sum of (i) the amount, if any, by which (A) the Adjusted Closing Working Capital is less than (B) the Pre-Closing

Working Capital and (ii) the amount, if any, by which the Adjusted Closing

Other Non-Current Liabilities exceeds $9,450,000.

          (e)  The Adjustment Amount will be payable (x) by the Seller to the

Buyer to the extent that the Seller Adjustment Amount exceeds the Buyer

Adjustment Amount at the Seller's option (i) in U.S. dollars in the amount of the Adjustment Amount or (ii) in such number of shares of the Buyer Common

Stock equal to the quotient obtained by dividing (a) the Adjustment Amount by

(b) the Average Buyer Common Stock Price (the "Adjustment Shares"), and (y) by

the Buyer to the Seller to the extent that the Buyer Adjustment Amount exceeds the Seller Adjustment Amount in the form of U.S. dollars, plus, in either case,

interest, payable in cash, on the Adjustment Amount from the Closing Date through the date of payment at the "base rate" of Citibank, N.A. or any successor thereto in New York, New York on the Closing Date.  The Adjustment

Amount payable pursuant to this Section 2.4(e) shall be paid, in the case of clauses (x)(i) and (y) above, by wire transfer of immediately available funds to an account designated by the Buyer, on the one hand, or the Seller, on the other hand, as the case may be and, in the case of clause (x)(ii) above, by delivery to the Buyer of stock certificates representing the Adjustment Shares,

duly endorsed for transfer to the Buyer or accompanied by stock powers duly executed in favor of the Buyer, together with evidence of payment of any applicable transfer and documentary stamp taxes and other fees.

3.   Representations and Warranties

          3.1. Representations and Warranties of the Seller.  The Seller

represents and warrants to the Buyer as follows:

          (a)  Due Organization; Good Standing and Power.  The Seller and each of the Subsidiaries is a corporation duly organized, validly existing and has the requisite power and authority to own, lease and operate its property to be sold hereunder and to conduct the Packaging Business as now conducted by it and, with respect to each U.S. corporation, is in good standing under the laws of the jurisdiction of its incorporation.  The

     Seller has all requisite power and authority to enter into this Agreement and the Governance Agreement and the Seller and each Subsidiary Asset

     Seller has all requisite power and authority to enter into the other agreements contemplated hereby and to perform its obligations hereunder and thereunder, and the Seller and each Subsidiary Asset Seller has all requisite power and authority to convey good and marketable title to the

     Buyer with respect to the Assets owned by it.  Each of the Seller and the

     Subsidiaries is duly authorized, qualified or licensed to do business as a foreign corporation, and with respect to each U.S. corporation is in good standing, in each of the jurisdictions in which its right, title or interest in or to any of the Assets held by it, or the conduct of the

     Packaging Business by it, requires such authorization, qualification or licensing, except where the failure to so qualify or to be in good standing would not, individually or in the aggregate, have or reasonably be expected to have a material adverse effect on the results of operations, financial condition or business of Borden Global Packaging taken as a whole.  Other than the Subsidiaries, (i) the Seller has no direct or indirect subsidiaries that engage directly or indirectly in the

     Packaging Business and (ii) the Seller and the Subsidiaries do not own in

     excess of 5% of the outstanding capital stock or equity interests of any entity that engages directly or indirectly in the Packaging Business.

     Except for Hitachi-Borden, neither the Seller nor any of the Subsidiaries is a party to any joint venture or partnership agreement relating to the

     Packaging Business, and none of the Transferred Subsidiaries is a party to any joint venture or partnership agreement.

          (b)  Authorization and Validity of Agreement.  The execution,

     delivery and performance by the Seller of this Agreement and the

     Governance Agreement and the other agreements contemplated hereby and the consummation by it of the transactions contemplated hereby and thereby have been duly authorized by the Board of Directors of the Seller.  No other corporate or stockholder action is necessary for the authorization,

     execution, delivery and performance by the Seller of this Agreement and the Governance Agreement and the other agreements contemplated hereby and the consummation by the Seller and the Subsidiaries of the transactions contemplated hereby or thereby, other than certain corporate approvals of the foreign Subsidiaries set forth on Section 3.1(b) of the Seller

     Disclosure Schedule, which corporate approvals shall have been obtained by the Closing Date.  This Agreement has been duly executed and delivered by the Seller and constitutes a valid and legally binding obligation of the

     Seller, enforceable against it in accordance with its terms, except as enforceability may be limited by bankruptcy, insolvency, reorganization,

     moratorium and other similar laws relating to or affecting the enforcement of creditors' rights generally, by general equitable principles

     (regardless of whether such enforceability is considered in a proceeding in equity or at law) or by an implied covenant of good faith and fair dealing.

          (c)  No Governmental Approvals or Notices Required; No Conflict with

     Instruments to which the Seller is a Party.  Except as required by the terms of the Hitachi Right of First Refusal and except as described on

     Section 3.1(c) of the Seller Disclosure Schedule, the execution, delivery and performance of this Agreement and the other agreements contemplated hereby by the Seller and the consummation by it and the Subsidiaries of the transactions contemplated hereby and thereby (i) will not violate

     (with or without the giving of notice or the lapse of time or both) or require any consent, approval, filing or notice to be made by any Asset

     Seller or Transferred Subsidiary under, any provision of any law, rule or regulation, court order, judgment or decree applicable to the Seller or any such Subsidiary, except for (x) the applicable requirements of the

     Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended (the "HSR

     Act"), and (y) such violations the occurrence of which, and such consents,

     approvals, filings or notices the failure of which to obtain or make,

     would not, individually or in the aggregate, have or reasonably be expected to have a material adverse effect on the results of operations,

     financial condition or business of Borden Global Packaging taken as a whole, and (ii) will not conflict with, or result in the breach or termination of any provision of, or constitute a default under, or result in the acceleration of the performance of the obligations of the Seller or any such Subsidiary under, or require the consent or approval of any person under, or result in the creation of a lien, charge or encumbrance upon a portion of the properties, assets or business of Borden Global

     Packaging pursuant to, the charter or by-laws (or analogous organizational documents) of the Seller or any such Subsidiary, or any indenture,

     mortgage, deed of trust, lease, licensing agreement, contract, instrument or other agreement to which the Seller or any such Subsidiary is a party or by which the Seller or any such Subsidiary or any of the Assets held by the Seller or any such Subsidiary is bound, except for such conflicts,

     breaches, terminations, defaults, accelerations, liens, charges or encumbrances which would not, individually or in the aggregate, have or reasonably be expected to have a material adverse effect on the results of operations, financial condition or business of Borden Global Packaging taken as a whole.

          (d)  Entire Business.  Except as set forth on Section 3.1(d) of the

     Seller Disclosure Schedule, the Assets and the Subsidiary Stock, together with the services and arrangements described in Sections 4.10, 4.11 and

     4.12 (subject to the limitations therein and in the related Exhibits)

     constitute all the assets, properties and rights used in or necessary to conduct the Packaging Business in all material respects as currently conducted.

          (e)  Title to Properties.  The Seller and the Subsidiaries have (x)

     good title to the Subsidiary Stock and (y) good, valid and marketable title to property owned, and a valid and binding leasehold interest in property leased, included in the Assets or otherwise pertaining to the

     Packaging Business, in the case of each of clauses (x) and (y), free and clear of all liens, charges and other encumbrances, except (i) as set forth on Section 3.1(e) of the Seller Disclosure Schedule or any Exhibit

     hereto; (ii) as disclosed in the Financial Information; (iii) liens for taxes, assessments and other governmental charges not yet due and payable or, if due, (A) not delinquent or (B) being contested in good faith by appropriate proceedings during which collection or enforcement against the property is stayed; (iv) mechanics', workmen's, repairmen's,

     warehousemen's, carriers' or other like liens arising or incurred in the ordinary course of business if the underlying obligations are not past due, original purchase price conditional sales contracts and equipment leases with third parties entered into in the ordinary course of business;

     (v) with respect to real property, (A) easements, licenses, covenants,

     rights-of-way and other similar restrictions, including, without limitation, any other agreements, conditions or restrictions which would be shown by a current title report or other similar report or listing, (B)

     any conditions that may be shown by a current survey, title report or physical inspection and (C) zoning, building and other similar restrictions, so long as none of (A), (B) or (C) render the title of such real property unmarketable or prevent the use of such real property substantially as currently used; and (vi) liens, charges or other encumbrances which, individually or in the aggregate, would not have or reasonably be expected to have a material adverse effect on the results of operations, financial condition or business of Borden Global Packaging taken as a whole (such liens, charges and encumbrances described in clauses (i)-(vi) hereof are referred to herein as "Permitted Liens").  The buildings, plants, structures and equipment of the Seller included in the

     Assets are in good operating condition and repair, ordinary wear and tear expected, and are adequate for the present and contemplated uses to which they are being, or are contemplated to be, put except for such conditions or inadequacy that, individually or in the aggregate, would not have or reasonably be expected to have a material adverse effect on the results of operations financial condition or business of Borden Global Packaging taken as a whole.

          (f)  Financial Information; Absence of Certain Changes.  (i)  The

     Seller has delivered to the Buyer audited balance sheets of Borden Global

     Packaging as at December 31 for each of the years 1993, 1994 and 1995 (for

     1995, the "1995 Balance Sheet"), and the related audited statements of income and retained earnings and cash flows for each of the fiscal years then ended, together with the report thereon of independent certified public accountants, including notes thereto attached as Section 3.1(f)(i)

     of the Seller Disclosure Schedule (the "Financial Information").  Such

     financial statements and notes fairly present the financial condition and results of operations of Borden Global Packaging as at the respective dates thereof and for the periods therein referred to, all in accordance with generally accepted accounting principles consistently applied by the

     Seller throughout the periods involved.  Except (x) as and to the extent set forth on the 1995 Balance Sheet, including the notes thereto, or in the Interim Financial Information (as defined in Section 3.1(f)(ii)) or

     (y) as disclosed in this Agreement or the Seller Disclosure Schedule,

     neither the Seller nor any of its Subsidiaries has any liabilities or obligations of any nature (whether accrued, absolute, contingent or otherwise) which would be required to be reflected on a balance sheet or in the notes thereto prepared in accordance with generally accepted accounting principles other than liabilities or obligations incurred in the ordinary course of business since December 31, 1995 which would not,

     individually or in the aggregate, have or reasonably be expected to have a material adverse effect on the results of operations, financial condition or business of Borden Global Packaging taken as a whole; provided that no breach of the foregoing representation shall be deemed to have occurred with respect to liabilities or obligations (or that portion thereof to the extent that such breach has an effect not fully reflected on the Closing

     Balance Sheet) ultimately reflected on the Closing Balance Sheet.  All of the liabilities reflected on the 1995 Balance Sheet are related to the

     Packaging Business and arose out of or were incurred in the conduct of the

     Packaging Business.

     (ii)  The Seller has delivered to the Buyer an unaudited balance sheet of

     Borden Global Packaging as at May 31, 1996, and the related unaudited statements of income and retained earnings and cash flows for the period then ended including notes thereto attached as Section 3.1(f)(ii) of the

     Seller Disclosure Schedule (the "Interim Financial Information").  The

     Interim Financial Information was prepared on a basis consistent with prior practice for the preparation of interim monthly financial statements for Borden Global Packaging and fairly presents, consistent with such method of preparation, the financial condition and results of operations of Borden Global Packaging at May 31, 1996, and for the period then ended;

        (iii)  Except as reflected in Sections 3.1(f)(i) or 3.1(f)(ii) of the

     Seller Disclosure Schedule or otherwise contemplated by or disclosed in this Agreement, the Seller Disclosure Schedule (including, without limitation, Section 3.1(f)(iii) thereof) or the Exhibits hereto, since the date of the 1995 Balance Sheet, the Seller has conducted the Packaging

     Business in the ordinary course consistent with past practice, and other than in the ordinary course, there has not occurred or arisen, with respect to the Packaging Business:  (i) any material adverse changes in or any condition, event or occurrence which, individually or in the aggregate, would cause, or would reasonably be expected to cause, a material adverse change in the results of operations, financial condition or business of the Packaging Business taken as a whole, (ii) any notice of non-renewal, cancellation or termination from any existing customers with respect to any material contracts of the Packaging Business, (iii) any sale, assignment, pledge, hypothecation or other transfer of any of the

     Assets, other than such sales, assignments, pledges, hypothecations or other transfers which would not have or reasonably be expected to have a material adverse effect on the results of operations, financial condition or business of Borden Global Packaging taken as a whole and other than transfers between Borden, Inc. or a Subsidiary, on the one hand, and

     Borden, Inc. or a Subsidiary, on the other hand, (iv) any termination or material amendment of, or any notice of termination of, any contract or other agreement that is material to the Packaging Business taken as a whole, (v) any damage, destruction or other casualty loss (not covered by insurance) which would have or reasonably be expected to have a material adverse effect on the results of operations, financial condition or business of Borden Global Packaging taken as a whole, (vi) except for salary administration, bonuses and incentive compensation in the ordinary course of business, any increase in the compensation payable or to become payable by Borden Global Packaging to any employees or any increase in any employee benefit plan, payment or arrangement for any such employee, (vii)

     any incurrence or assumption of any indebtedness for borrowed money or the guaranty by the Seller or any of the Subsidiaries of any indebtedness or other obligation of another person relating to the Packaging Business,

     other than borrowings or guarantees between Borden, Inc. or a Subsidiary,

     on the one hand, and Borden, Inc. or a Subsidiary, on the other hand,

     (viii) the cancellation of any debts to or waiver of any claims or rights of value to the Seller relating to the Packaging Business, (ix) any capital expenditures or additions to property, plant or equipment or the acquisition of any other property or assets (other than raw materials,

     supplies and inventory) at a cost in excess of $1,000,000 in the aggregate, by the Seller and the Subsidiaries relating to the Packaging

     Business, (x) any lease to the Seller or any of the Subsidiaries of any of the properties or assets relating to the Packaging Business, (xi) the entering into of any Material Contract (as defined in Section 3.1(q)

     hereof) or (xii) the entering into of an agreement to do any of the foregoing; provided that no breach of the foregoing representation shall be deemed to have occurred to the extent that such occurrence or event (or that portion thereof to the extent that such breach has an effect not fully reflected on the Closing Balance Sheet) is reflected as a liability on the Closing Balance Sheet.

          (g)  Capitalization.  All of the outstanding shares of capital stock or other equity interests of each of the Subsidiaries, including, without limitation, the Transferred Subsidiaries, have been validly issued and are fully paid and nonassessable and, except as set forth on Section 3.1(g) of the Seller Disclosure Schedule and except for directors' qualifying shares and other nominal share interests issued to third parties to comply with requirements of law, are owned by the Seller and/or one or more of its subsidiaries free and clear of all liens, claims, charges, security interests, options or other legal or equitable encumbrances.  Section

     3.1(g)(i) of the Seller Disclosure Schedule sets forth for each of the

     Transferred Subsidiaries the authorized capital stock, the number of shares of outstanding capital stock, the number of shares of such outstanding capital stock owned by each owner thereof and the name of each such owner.  The Seller has the right to cause all such director's qualifying shares and other nominal share interests to be transferred to the Buyer or its designee in accordance with the terms hereof.  Except as indicated on Section 3.1(g)(ii) of the Seller Disclosure Schedule, there are no outstanding options, warrants or other rights of any kind relating to the sale, issuance or voting of any shares of capital stock of any class of, or other ownership interests in, the Subsidiaries which have been issued, granted or entered into by the Seller or any of the

     Subsidiaries or any securities convertible into or evidencing the right to purchase any shares of capital stock of any class of, or other ownership interests in, any of the Subsidiaries.

          (h)  Defects.  Except as described on Section 3.1(h) of the Seller

     Disclosure Schedule or as reflected in the Financial Information or the

     Interim Financial Information, (i) there are no defects in the normal operating condition and repair of the Plants or Equipment currently used in connection with the Borden Global Packaging business, which defects individually or in the aggregate would materially interfere with the current use thereof in the normal operation of any single Plant or of such

     Plants or Equipment in the Packaging Business taken as a whole as presently conducted; (ii) the Finished Goods of the Seller relating to the

     Packaging Business are, in all material respects, good and merchantable in the ordinary course of business; and (iii) the Materials of the Seller relating to the Packaging Business are, in all material respects, in good condition and usable in the ordinary course of business.

          (i)  Legal Proceedings.  Except as described on Section 3.1(i) of the

     Seller Disclosure Schedule, there is no litigation, proceeding, tax audit or governmental investigation or inquiry relating to Borden Global

     Packaging to which the Seller or any of the Subsidiaries is a party, or to which any of the Assets is subject, pending or, to the knowledge of the

     Seller, threatened against it or any of the Subsidiaries or relating to the Assets or the Packaging Business or the transactions contemplated by this Agreement which, if determined or resolved adversely or in accordance with the plaintiff's demands, would, individually or in the aggregate,

     result, or would reasonably be expected to result, in any material adverse effect on the results of operations, financial condition or business of

     Borden Global Packaging taken as a whole.  Neither the Seller nor any

     Subsidiary has received any notice of any event or occurrence which could result, or could reasonably be expected to result, in any such litigation,

     inquiry, proceeding or investigation, nor to the knowledge of the Seller or any of the Subsidiaries has there been any event or occurrence which could result, or could reasonably be expected to result, in any such litigation, inquiry, proceeding or investigation.

          (j)  Labor Controversies.  Except as described on Section 3.1(j) of the Seller Disclosure Schedule, (a) the Seller and the Subsidiaries with respect to the Packaging Business are in compliance in all material respects with all applicable laws respecting employment and employment practices, terms and conditions of employment and wages and hours, and neither the Seller nor any Subsidiary with respect to the Packaging

     Business has been engaged in any unfair labor practice, (b) there is no unfair labor practice complaint against the Seller or the Subsidiaries with respect to the Packaging Business pending before the National Labor

     Relations Board, (c) there is no labor strike, dispute, slowdown or stoppage actually pending or threatened against or affecting the Seller or the Subsidiaries with respect to the Packaging Business, (d) neither the

     Seller nor any Subsidiary with respect to the Packaging Business has experienced any strike, work stoppage or other labor difficulty, (e)

     neither the Seller nor any Subsidiary with respect to the Packaging

     Business is a party to, or subject to, a collective bargaining agreement,

     and no collective bargaining agreement relating to employees of the Seller or any Subsidiary with respect to the Packaging Business is currently being negotiated, which in the case of any of the foregoing would,

     individually or in the aggregate, have or reasonably be expected to have a material adverse effect on the results of operations, financial condition or business of Borden Global Packaging taken as a whole.

          (k)  Patents, Trademarks and Similar Rights.  Except as described on

     Section 3.1(k) of the Seller Disclosure Schedule, the Seller or the

     Subsidiaries own, or are licensed to use subject to Section 4.11, all material patents, trade names, trademarks, copyrights, technology, know-

     how and processes used in the business of Borden Global Packaging as presently conducted, and the consummation of the transactions contemplated hereby will not alter or impair any such rights in any material respect.

     Neither the Seller and the Subsidiaries nor to the best of the Seller and the Subsidiaries' knowledge any other person is in default under any license or other agreement relating to such Intellectual Property, except for such default which would individually or in the aggregate, not have or reasonably be expected to have a material adverse effect on the results of operations, financial condition or business of Borden Packaging taken as a whole, and all such material licenses and agreements are valid, enforceable and in full force and effect. To the best knowledge of the

     Seller and the Subsidiaries, the use of such Intellectual Property does not violate or infringe the rights of any person in any material respect and no person is infringing any Intellectual Property of the Seller and its Subsidiaries in any material respect.  The Seller has received no notice of any such alleged infringement.  The patents, trade names,

     trademarks, copyrights, technology, know-how and processes (the

     "Intellectual Property") described on Section 1.2(a) of the Seller

     Disclosure Schedule and the Intellectual Property owned by the Transferred

     Subsidiaries constitute, in all material respects, the Intellectual

     Property used in or necessary to conduct the Borden Global Packaging business as currently conducted.  The Seller has made all filings required under the laws of the jurisdictions listed on Section 1.2(a) of the Seller

     Disclosure Schedule necessary to preserve its rights in such Intellectual

     Property.

          (l)  Government Licenses, Permits and Related Approvals.  Except as

     described on Section 3.1(l) of the Seller Disclosure Schedule, the Seller

     or the Subsidiaries have all licenses, permits, consents, approvals,

     authorizations, qualifications and orders of governmental authorities required for the conduct of the business of Borden Global Packaging as presently conducted, and such licenses, permits, consents, approvals,

     authorizations, qualifications or orders are in full force and effect, and the Seller has received no notices of any violation thereof except where the failure to have, or to keep in full force and effect such licenses,

     permits, consents, approvals, authorizations, qualifications and orders would not, individually or in the aggregate, have or reasonably be expected to have a material adverse effect on the results of operations,

     financial condition or business of Borden Global Packaging taken as a whole.

          (m)  Conduct of Business in Compliance with Regulatory and

     Contractual Requirements.  Except as described on Section 3.1(m) of the

     Seller Disclosure Schedule, the Seller has conducted the Packaging

     Business so as to comply in all material respects with all applicable laws, ordinances, regulations or orders or other requirements of any governmental, regulatory or administrative agency or authority or court,

     rights of concession, licenses, know-how or other proprietary rights of others and received no notice of any failure to comply with such laws,

     ordinances, regulations, orders or rights, except where the failure to comply with such laws, ordinances, regulations, orders or rights would not, individually or in the aggregate, have or reasonably be expected to have a material adverse effect on the results of operations, financial condition or business of Borden Global Packaging taken as a whole.

          (n)  Employee Benefit Plans.  (i) For purposes of this Agreement,

     "Business Plans" shall mean all "employee benefit plans" (within the meaning of Section 3(3) of the Employee Retirement Income Security Act of

     1974, as amended ("ERISA"), including, without limitation, "multiemployer plans" (within the meaning of Sections 3(37) and 4001(a)(3) of ERISA)),

     retirement, savings, stock purchase, stock option, severance, employment,

     change-in-control, fringe benefit, collective bargaining, bonus,

     incentive, deferred compensation and all other employee benefit plans,

     agreements, programs, policies or other arrangements (A) under which any employee or former employee of Borden Global Packaging (collectively, the

     "Business Employees") has any present or future right to benefits and (B)

     under which the Seller has any present or future liability.  For purposes of this Agreement, "U.S. Business Plans" shall mean all Business Plans under which any Business Employee who is or was primarily employed in the

     United States (collectively, the "U.S. Business Employees") has any present or future right to benefits. Section 3.1(n)(i) of the Seller

     Disclosure Schedule sets forth a list of each material Business Plan.

               (ii) With respect to each material Business Plan, the Seller has made available to the Buyer a written description thereof.

               (iii)      Except as described on Section 3.1(n)(iii) of the

     Seller Disclosure Schedule, each material Business Plan sponsored by the

     Seller or its Subsidiaries has been established and administered in accordance with its terms and in compliance with the applicable provisions of ERISA, the Code and other applicable laws, rules and regulations,

     except where a failure to do so would not, individually or in the aggregate, have or reasonably be expected to have a material adverse effect on the results of operations, financial condition or business of

     Borden Global Packaging taken as a whole.

               (iv) Except as reflected in the Financial Information or the

     Interim Financial Information and except as set forth in Section

     3.1(n)(iv) of the Seller Disclosure Schedule, to the best of the Seller's and the Subsidiaries' knowledge, there were no unfunded liabilities of the

     Transferred Subsidiaries in respect of any of the Business Plans that are required by law, rule or regulation to be funded.

          (o)  Environmental Matters.  Except as described on Section 3.1(o) of the Seller Disclosure Schedule, to the best knowledge of the Seller: (i)

     the Packaging Business complies in all respects with applicable federal,

     state, local or foreign laws, rules and regulations relating to environmental matters, pollution, waste disposal or industrial hygiene as in effect on the date hereof (including, without limitation, the Federal

     Resource Conservation and Recovery Act and the Federal Water Pollution

     Control Act) (collectively, "Environmental Laws"), except where the failure to comply with such laws, rules and regulations would not,

     individually or in the aggregate, have or reasonably be expected to have a material adverse effect on the results of operations, financial condition or business of Borden Global Packaging taken as a whole; (ii) the Seller has obtained and is in compliance with all permits required under

     Environmental Laws for the conduct of the Packaging Business, except as would not reasonably be expected to result, individually or in the aggregate, in a material adverse effect on the results of operations,

     financial condition or business of Borden Global Packaging taken as a whole; (iii) none of the Borden Global Packaging operations is subject to any judicial or administrative proceeding alleging the violation of or liability under any Environmental Laws which if adversely determined would, individually or in the aggregate, have or reasonably be expected to have a material adverse effect on the results of operations, financial condition or business of Borden Global Packaging taken as a whole; (iv)

     neither the Seller nor any other person has not released or disposed of any material that is defined as hazardous or toxic under any Environmental

     Law at any of the Plants, except as would not reasonably be expected to result, individually or in the aggregate, in a material adverse effect on the results of operations, financial condition or business of Borden

     Global Packaging taken as a whole; (v) none of the Plants has been listed on the National Priorities List or the Comprehensive Environment Response

     Cleanup Liability Information System list prepared pursuant to the federal

     Comprehensive Environmental Response, Compensation, and Liability Act

     ("CERCLA"); (vi) in connection with Borden Global Packaging operations,

     the Seller has not been identified in writing as a potentially responsible party under CERCLA or any equivalent State statute and (vii) neither the

     Seller nor any Subsidiary has received notification from any governmental bodies or other third parties or is subject to any order or decree relating to any potential liability under Environmental Laws or disposal of hazardous or toxic material on or affecting any property owned or leased by the Packaging Business. The Seller has made available to the

     Buyer true and complete copies of any material reports, studies, analyses,

     tests, or monitoring possessed or initiated by the Seller or the

     Subsidiaries pertaining to hazardous or toxic materials in, on or under the Plants, or concerning compliance by the Seller, the Subsidiaries or any other person for whose conduct they are or may be responsible, with

     Environmental Laws.

          (p)  Tax Matters.  (i)  There has been filed by or on behalf of the

     Subsidiaries, or a filing extension from the appropriate federal, state,

     local or foreign governments or governmental agencies has been obtained with respect to, all returns relating to any United States federal, state,

     provincial, local, territorial and foreign income, profits, franchise,

     gross receipts, payroll, sales, employment, use, property, real estate,

     excise, value added, estimated, stamp, alternative or add-on minimum,

     environmental, withholding and any other taxes, duties or assessments,

     together with all interest, penalties and additions imposed with respect to such amounts required to be filed on or prior to the date of this

     Agreement (the "Tax Returns"), and all taxes shown as due on such Tax

     Returns have been paid or adequate provision in accordance with generally accepted accounting principles for the payment of all taxes shown to be due on such Tax Returns has been made.  The Tax Returns are complete and accurate in all material respects.

          (ii)  No audit or other proceeding by any court, governmental or regulatory authority, or similar person is pending with respect to any taxes due from or with respect to any Subsidiary, except to the extent that such audit or proceeding would not have or reasonably be expected to have a material adverse effect on the results of operations, financial condition or business of Borden Global Packaging taken as a whole.  No written assessment of tax is proposed against any Subsidiary, except to the extent that such audit or proceeding would not have or reasonably be expected to have a material adverse effect on the results of operations,

     financial condition or business of Borden Global Packaging taken as a whole or to the extent that any such written assessment is being contested in good faith by appropriate proceedings.

          (q)  Contracts.  Section 1.2(f) of the Seller Disclosure Schedule

     lists all contracts, agreements or commitments of the Asset Sellers (other than ordinary course purchase and sale orders for Inventory) that relate principally to the Packaging Business that involve payment of more than

     $250,000 in the aggregate and are expiring, are to be performed in or are terminable in (in each case without significant continuing obligations)

     120 days or longer ("Material Contracts").  To the best knowledge of the

     Seller after due inquiry, all contracts, agreements or commitments of

     Borden Global Packaging were entered into on an arm's length basis and in good faith or are disclosed on Section 3.1(q) of the Seller Disclosure

     Schedule.  To the best of the Seller's knowledge, except as specified on the Seller Disclosure Schedule, all contracts, maintenance and service agreements, purchase commitments for materials and other services,

     advertising and promotional agreements, leases and other agreements pertaining to Borden Global Packaging that are being transferred pursuant to the terms of Section 1.2(f) are in full force and effect and are valid and enforceable in accordance with their respective terms, except (i) as enforceability may be limited by applicable bankruptcy, insolvency,

     reorganization, moratorium or similar laws relating to or affecting the enforcement of creditors' rights generally, by general equitable principles (regardless of whether enforceability is considered in a proceeding in equity or at law) or by an implied covenant of good faith and fair dealing or (ii) where the failure to be in full force and effect and valid and enforceable would not, individually or in the aggregate, have or reasonably be expected to have a material adverse effect on the results of operations, financial condition or business of Borden Global

     Packaging taken as a whole.  Except as specified on the Seller Disclosure

     Schedule, the Seller and its Subsidiaries are not in breach or default in the performance of, and to the best of the Seller's knowledge, no other person is in breach or default of, any obligation thereunder and no event has occurred or has failed to occur whereby any of the other parties thereto have been or will be released therefrom or will be entitled to refuse to perform thereunder, except for such breaches, defaults and events which, individually or in the aggregate, would not have or reasonably be expected to have a material adverse effect on the results of operations, financial condition or business of Borden Global Packaging taken as a whole.

          Except as set forth on Section 3.1(q) of the Seller Disclosure

     Schedule, there is no material lease, agreement or commitment or transactions between the Seller and the Subsidiaries, on the one hand, and any affiliate of the Seller, on the other hand, and no affiliate of the

     Seller has any material interest in any property, real or personal,

     tangible or intangible, including, without limitation, any Intellectual

     Property, used in or pertaining to the Packaging Business.

          (r)  Insurance.  Section 3.1(r) of the Seller Disclosure Schedule

     contains an accurate and complete description of all material policies of liability insurance covering the Seller or the Subsidiaries that relate to the Packaging Business.  All such policies are in full force and effect,

     all premiums with respect thereto (or with respect to new policies that,

     in the ordinary course of business, have replaced such policies listed on

     Section 3.1(r) of the Seller Disclosure Schedule) covering all periods up to and including the Closing Date have been paid, to the extent due prior to the Closing Date, or accrued on the Seller's financial statements and books and records and no notice of cancellation or termination has been received with respect to any such policy (other than any policy that expires, is cancelled or is terminated in accordance with its terms and has been continued, extended or reinstated on substantially similar terms or is replaced with another policy with substantially similar terms).

     Such policies are sufficient for compliance with all requirements of law and all agreements to which the Seller is a party and are valid,

     outstanding and enforceable policies.  No insurance has been refused with respect to any of the operations, properties or assets of the Seller, nor has the Seller received notice that the coverage of any insurance has been limited by any insurance carrier which has carried, or received any application for, any such insurance during the last three years.

          (s)  Returns.  Since December 31, 1995, the dollar amount of products returned to the Seller and its Subsidiaries with respect to the Packaging

     Business has not been materially greater than the dollar amount of returns experienced by the Seller and its Subsidiaries during equivalent periods in previous years.

          (t)  Certain Fees.  With the exception of fees and expenses payable to Morgan Stanley & Co. Incorporated ("Morgan Stanley"), which shall be paid by the Seller, neither the Seller nor any of the Subsidiaries nor any of their respective officers, directors or employees, on behalf of the

     Seller or such Subsidiaries, has employed any broker or finder or incurred any other liability for any brokerage fees, commissions or finders' fees in connection with the transactions contemplated hereby.

          (u)  Buyer Common Stock Held for Investment.  The Seller is aware that no shares of the Buyer Common Stock to be received by the Seller in partial consideration for the Stock and Asset Purchase are registered under the Securities Act or under any state securities laws.  The Seller is not an underwriter, as such term is defined under the Securities Act, and is acquiring such shares solely for investment, with no present intention to distribute any such shares to any person, and the Seller will not sell or otherwise dispose of shares except in compliance with the registration requirements or exemption provisions under the Securities Act and the rules and regulations promulgated thereunder, or any other applicable securities laws.

          (v)  Information Supplied.  None of the information supplied or to be supplied by the Seller to the Buyer in writing specifically for inclusion in the Proxy Statement (as defined in Section 3.2(q)) will to the extent included in the Proxy Statement, at the date the Proxy Statement is first mailed to the Buyer's stockholders or at the time of the Stockholders'

     Meeting, contains any untrue statement of a material fact or omits to state any material fact required to be stated therein or necessary in order to make the statements therein, in the light of the circumstances under which they are made, not misleading.

          (w)  No Other Representations or Warranties.  Except for the

     representations and warranties contained in this Section 3.1, neither the

     Seller nor any other person makes any other express or implied representation or warranty on behalf of the Seller or the Subsidiaries.

          3.2. Representations and Warranties of the Buyer.  The Buyer

represents and warrants to the Seller as follows:

          (a)  Due Organization; Good Standing and Power.  The Buyer is a

     corporation duly organized, validly existing and in good standing under the laws of its jurisdiction of incorporation and has the requisite corporate power and authority and any necessary governmental approvals to own, lease and operate its properties and to carry on its business as it is now being conducted, except where the failure to have such power,

     authority and governmental approvals would not, individually or in the aggregate, have or reasonably be expected to have a material adverse effect on the results of operations, financial condition or business of the Buyer.  The Buyer is duly qualified or licensed as a foreign corporation to do business, and is in good standing, in each jurisdiction where the character of its properties owned, leased or operated by it or the nature of its activities makes such qualification or licensing necessary, except for such failures to be so duly qualified or licensed or in good standing which would not, individually or in the aggregate, have or reasonably be expected to have a material adverse effect on the results of operations, financial condition or business of the Buyer.

          (b)  Authorization and Validity of Agreement.  The Buyer has all

     necessary corporate power and authority to execute and deliver this

     Agreement and the Governance Agreement, to perform its obligations hereunder and thereunder and to consummate the transactions contemplated hereby and thereby.  The execution, delivery and performance by the Buyer of this Agreement and the Governance Agreement and the other agreements contemplated hereby and the consummation by the Buyer of the transactions contemplated hereby and thereby have been duly and validly authorized by all necessary corporate action and no other corporate proceedings on the part of the Buyer are necessary to authorize this Agreement and the

     Governance Agreement or to consummate the transactions so contemplated

     (other than the approval of the issuance of the Buyer Common Stock in connection with the Stock and Asset Purchase by the affirmative vote of the holders of a majority of the shares of the Buyer Common Stock present in person or represented by proxy, and entitled to vote thereon at the meeting of holders of the Buyer Common Stock to be called therefor

     (provided that the shares so present or represented constitute a majority of the outstanding shares of the Buyer Common Stock) (the "Buyer

     Stockholder Approval")).  No other corporate or stockholder action is necessary for the authorization, execution, delivery and performance by the Buyer of this Agreement and the other agreements contemplated hereby and the consummation by the Buyer of the transactions contemplated hereby or thereby.  This Agreement has been duly executed and delivered by the

     Buyer and constitutes a valid and legally binding obligation of the Buyer,

     enforceable against the Buyer in accordance with its terms, except as enforceability may be limited by bankruptcy, insolvency, reorganization,

     moratorium and other similar laws relating to or affecting creditors'

     rights generally, by general equitable principles (regardless of whether such enforceability is considered in a proceeding in equity or at law) or by an implied covenant of good faith and fair dealing.  The Board of

     Directors of the Buyer (at a meeting duly called and held) has

     (i) determined that the Stock and Asset Purchase and the Governance

     Agreement are fair to and in the best interests of the Buyer and its stockholders, (ii) approved this Agreement and the Governance Agreement and the transactions contemplated hereby and thereby (including but not limited to the Stock and Asset Purchase and the issuance of the Buyer

     Common Stock in connection therewith), (iii) resolved to recommend approval of the issuance of the Buyer Common Stock in connection with the

     Stock and Asset Purchase by the Buyer's stockholders, and (iv) directed that approval of the issuance of the Buyer Common Stock to the Seller in connection with the Stock and Asset Purchase be submitted to the Buyer's stockholders.  The Buyer hereby agrees to the inclusion in the Proxy

     Statement (as defined in Section 3.2(q)) of the recommendations of the

     Board of Directors of the Buyer described in this Section 3.2(b).

          (c)  No Governmental Approvals or Notices Required; No Conflict with

     Instruments to which the Buyer is a Party.  Except as described on Section

     3.2(c) of the disclosure schedule delivered by Buyer to Seller on the date hereof (the "Buyer Disclosure Schedule" and, together with the Seller

     Disclosure Schedule, the "Disclosure Schedules"), the execution, delivery and performance of this Agreement, the Governance Agreement and the other agreements contemplated hereby by the Buyer and the consummation by the

     Buyer of the transactions contemplated hereby and thereby (i) will not violate (with or without the giving of notice or the lapse of time or both) or require any consent, approval, filing or notice under, any provision of any law, rule or regulation, court order, judgment or decree applicable to the Buyer, except for (x) the applicable requirements of the

     HSR Act and the Securities Exchange Act of 1934, as amended (the "Exchange

     Act"), and the rules and regulations promulgated thereunder and (y) such violations the occurrence of which, and such consents, approvals, filings or notices the failure of which to obtain or make, would not, individually or in the aggregate, have or reasonably be expected to have a material adverse effect on the results of operations, financial condition or business of the Buyer, and (ii) will not conflict with, or result in the breach or termination of any provision of, or constitute a default under,

     or result in the acceleration of the performance of the obligations of the

     Buyer under, or require the consent or approval of any person under, or result in the creation of a lien, charge or encumbrance upon a portion of the properties, assets or business of the Buyer pursuant to, the charter or by-laws of the Buyer or any indenture, mortgage, deed of trust, lease,

     licensing agreement, contract, instrument or other agreement to which the

     Buyer is a party or by which the Buyer or any of its assets or properties is bound, except for such conflicts, breaches, terminations, defaults,

     accelerations or liens which would not, individually or in the aggregate,

     have or reasonably be expected to have a material adverse effect on the results of operations, financial condition or business of the Buyer.

          (d)  Title to Properties.  Except as set forth on Section 3.2(d) of the Buyer Disclosure Schedule, the Buyer has good, valid and marketable title to property owned and a valid leasehold interest in property leased, all of its material properties and assets (real, personal and mixed,

     tangible and intangible), including, without limitation, all the properties and assets reflected in the balance sheet of the Buyer as at

     April 30, 1996 included in the Buyer's Quarterly Report on Form 10-Q for the period ended on such date (except for properties and assets disposed of in the ordinary course of business and consistent with past practices since April 30, 1996).  None of such properties or assets are subject to any liens, charges and other encumbrances, except (i) as set forth on

     Section 3.2(d) of the Buyer Disclosure Schedule; (ii) as specifically disclosed in the Buyer SEC Reports (as defined in Section 3.2(e)); (iii)

     liens for taxes, assessments and other governmental charges not yet due and payable or, if due, (A) not delinquent or (B) being contested in good faith by appropriate proceedings during which collection or enforcement against the property is stayed; (iv) mechanics', workmen's, repairmen's,

     warehousemen's, carriers' or other like liens arising or incurred in the ordinary course of business if the underlying obligations are not past due, original purchase price conditional sales contracts and equipment leases with third parties entered into in the ordinary course of business;

     (v) with respect to real property, (A) easements, licenses, covenants,

     rights-of-way and other similar restrictions, including, without limitation, any other agreements, conditions or restrictions which would be shown by a current title report or other similar report or listing, (B)

     any conditions that may be shown by a current survey, title report or physical inspection and (C) zoning, building and other similar restrictions, so long as none of (A), (B) or (C) render the title of such real property unmarketable or prevent the use of such real property substantially as currently used; and (vi) liens, charges or other encumbrances which, individually or in the aggregate, would not have or reasonably be expected to have a material adverse effect on the results of operations, financial condition or business of the Buyer. The buildings,

     plants, structures and equipment of the Buyer are in good operating condition and repair, ordinary wear and tear excepted, and are adequate for the present and contemplated uses to which they are being, or are contemplated to be, put except for such conditions or inadequacy that,

     individually or in the aggregate, would not have or reasonably be expected to have a material adverse effect on the results of operations financial condition or business of the Buyer.

          (e)  SEC Filings; Absence of Certain Changes.  (i)  The Buyer and, to

     the extent applicable, each of its then subsidiaries, has filed all forms,

     reports, statements and documents required to be filed with the Securities and Exchange Commission (the "SEC") since October 31, 1992 (collectively,

     the "Buyer SEC Reports"), each of which has complied in all material respects with the applicable requirements of the Securities Act of 1933,

     as amended (the "Securities Act"), and the rules and regulations promulgated thereunder, or the Exchange Act and the rules and regulations promulgated thereunder, each as in effect on the date so filed.  The Buyer has heretofore delivered or (in the case of any such document not yet filed with the SEC) promptly will deliver to the Seller, in the form filed with the SEC (including any amendments thereto), true and complete copies of the Buyer SEC Reports.  None of such Buyer SEC Reports (including but not limited to any financial statements or schedules included or incorporated by reference therein) contained, when filed, any untrue statement of a material fact or omitted to state a material fact required to be stated or incorporated by reference therein or necessary in order to make the statements therein, in the light of the circumstances under which they were made, not misleading, which misstatement or omission continues to expose the Buyer to liability under the United States federal securities laws or the securities laws of any state of the United States.

     Except to the extent revised or superseded by a subsequent filing with the

     SEC (a copy of which has been provided to the Seller prior to the date hereof), none of the Buyer SEC Reports filed by the Buyer since October

     31, 1992 and prior to the date hereof, contains any untrue statement of a material fact or omits to state a material fact required to be stated or incorporated by reference therein or necessary in order to make the statements therein, in the light of the circumstances under which they were made, not misleading.

          (ii)  Each of the audited and unaudited financial statements of the

     Buyer (including any related notes thereto) included in the Buyer SEC

     Reports, complies or, if not yet filed, will comply as to form in all material respects with all applicable accounting requirements and with the published rules and regulations of the SEC with respect thereto; has been or, if not yet filed, will have been prepared in accordance with generally accepted accounting principles (except, in the case of unaudited quarterly statements, as permitted by Form 10-Q of the SEC) applied on a consistent basis throughout the periods involved (except as may be indicated in the notes thereto) and fairly presents or, if not yet filed, will fairly present the financial position of the Buyer at the respective date thereof and the results of its and their operations and changes in cash flows for the periods indicated (subject, in the case of unaudited quarterly statements, to normal year-end audit adjustments).

          (iii)  Except as and to the extent set forth on the balance sheet of the Buyer at October 31, 1995, including the notes thereto, included in the Buyer's Annual Report on Form 10-K for the fiscal year ended October

     31, 1996, or on the balance sheet of the Buyer at April 30, 1996,

     including the notes thereto, included in the Buyer's Quarterly Report on

     Form 10-Q for the fiscal quarter ended April 30, 1996, the Buyer has no liabilities or obligations of any nature (whether accrued, absolute, contingent or otherwise) which would be required to be reflected on a balance sheet or in the notes thereto prepared in accordance with generally accepted accounting principles, except for liabilities or obligations incurred in the ordinary course of business since October 31,

     1995, which would not, individually or in the aggregate, have or reasonably be expected to have a material adverse effect on the results of operations, financial condition or business of the Buyer.

          (iv)  The Buyer has heretofore furnished to the Seller a complete and correct copy of any amendments or modifications which have not yet been filed with the SEC to agreements, documents or other instruments which previously had been filed by the Buyer with the SEC pursuant to the

     Securities Act and the rules and regulations promulgated thereunder or the

     Exchange Act and the rules and regulations promulgated thereunder.

          (f)  Conduct of Business.  Except as reflected in Section 3.2(f) of the Buyer Disclosure Schedule or otherwise contemplated by or disclosed in this Agreement, the Buyer Disclosure Schedule or the Exhibits hereto or otherwise disclosed in the Buyer SEC Reports filed and publicly available prior to the date of this Agreement, since October 31, 1995, the Buyer has conducted its business in the ordinary course consistent with past practice, and other than in the ordinary course, there has not occurred or arisen, with respect to its business:  (i) any material adverse changes in or any condition, event or occurrence which, individually or in the aggregate, would cause, or would reasonably be expected to cause, a material adverse change in the results of operations, financial condition or business of the Buyer; (ii) any notice of non-renewal, cancellation or termination from any existing customers with respect to any material contracts of the business of the Buyer; (iii) any sale, assignment,

     pledge, hypothecation or other transfer of any assets, businesses or operations, other than such sales, assignments, pledges, hypothecations or other transfers which would not, individually or in the aggregate have or reasonably be expected to have a material adverse effect on the results of operations, financial condition or business of the Buyer, (iv) any termination or material amendment of, or any notice of termination of, any contract or other agreement that is material to the business of the Buyer,

     (v) any damage, destruction or other casualty loss (not covered by insurance) which would have or reasonably be expected to have a material adverse effect on the results of operations, financial condition or business of the Buyer, (vi) except for salary administration, bonuses and incentive compensation in the ordinary course of business, any increase in the compensation payable or to become payable by the Buyer to any employees or any increase in any employee benefit plan, payment or arrangement for any such employee, (vii) any incurrence or assumption of any indebtedness for borrowed money or the guaranty by the Buyer of any indebtedness or other obligation of another person; (viii) the cancellation of any debts to or waiver of any claims or rights of value to the Buyer; (ix) any capital expenditures or additions to property, plant or equipment or the acquisition of any other property or assets (other than raw materials, supplies and inventory) at a cost in excess of

     $1,000,000 in the aggregate, by the Buyer; (x) any lease to the Buyer of any of its properties or assets; (xi) the entering into of any Buyer

     Material Contract (as defined in Section 3.2(p)) or (xii) the entering into of an agreement to do any of the foregoing.

          (g)  Capitalization; Subsidiaries.  (i)  The authorized capital stock of the Buyer consists of 21,000,000 shares, consisting of (a) 1,000,000 shares of a class designated as preferred stock, par value $1.00 per share

     ("preferred stock") and (b) 20,000,000 shares of the Buyer Common Stock.

     As of the date hereof, (i) 4,667,901 shares of the Buyer Common Stock were issued and outstanding, all of which shares were duly authorized, validly issued, fully paid and nonassessable and were issued free of preemptive

     (or similar) rights, (ii) 2,801,000 shares of the Buyer Common Stock were held in the treasury of the Buyer, (iii) an aggregate of 411,000 shares of the Buyer Common Stock were reserved for issuance and issuable upon or otherwise deliverable in connection with the exercise of authorized but unissued stock options of the Buyer (the "Buyer Stock Options") issued pursuant to any stock option, performance unit or similar plan of the

     Buyer (the "Buyer Stock Plans"), (iv) 582,875 shares of the Buyer Common

     Stock issuable upon exercise of outstanding the Buyer Stock Options (with an average exercise price of $17.56), (v) up to 300,000 shares of the

     Buyer Common Stock were reserved for issuance pursuant to the 1995

     Employee Stock Purchase Plan of Buyer and (vi) an indeterminate number of shares of Buyer Common Stock were reserved for issuance pursuant to the

     401(K) Savings and Employee Stock Ownership Plan of the Buyer.  All of the

     shares of the Buyer Common Stock which may be issued pursuant to the Buyer

     Stock Plans will be, when issued, duly authorized, validly issued, fully paid and nonassessable and not subject to preemptive (or similar) rights.

     Except (i) as set forth above or (ii) as a result of the exercise of stock options pursuant to the Buyer Stock Plans outstanding as of the date hereof, there are outstanding (a) no shares of capital stock or other voting securities of the Buyer, (b) no securities of the Buyer convertible into or exchangeable for shares of capital stock or voting securities of the Buyer, (c) no options, warrants or other rights to acquire from the

     Buyer, and no obligation of the Buyer to issue, any capital stock, voting securities or securities convertible into or exchangeable for capital stock or voting securities of the Buyer and (d) no equity equivalents,

     interests in the ownership or earnings of the Buyer or other similar rights (collectively, the "Buyer Securities").  Except as set forth in

     Section 3.2(g) of the Buyer Disclosure Schedule, (i) there are no outstanding obligations of the Buyer to repurchase, redeem or otherwise acquire any the Buyer Securities and (ii) there is no voting trust or other agreement or understanding to which the Buyer is a party or is bound with respect to the voting of the capital stock of the Buyer.  There are no other options, calls, warrants or other rights, agreements,

     arrangements or commitments of any character relating to the issued or unissued capital stock of the Buyer to which the Buyer is a party.  As of the date hereof, the Fixed Shares represent approximately 34.08% of the issued and outstanding shares of the Buyer Common Stock (after giving effect to the issuance of the Fixed Shares) and approximately 31.5% of the fully diluted shares of the Buyer Common Stock (after giving effect to the issuance of the Fixed Shares).

          (ii) The Buyer has no subsidiaries and does not own, directly or indirectly, any capital stock or other equity interests in any entity in excess of 5% of the outstanding capital stock or equity interests of such entity.

          (h)  Legal Proceedings.  Except as described on Section 3.2(h) of the

     Buyer Disclosure Schedule or as disclosed on the Buyer SEC Reports filed and publicly available prior to the date of this Agreement, there is no litigation, proceeding, tax audit or governmental investigation or inquiry to which the Buyer is a party, or to which any of its assets is subject,

     pending or, to the knowledge of the Buyer, threatened against or affecting it or relating to the transactions contemplated by this Agreement which,

     if determined or resolved adversely or in accordance with the plaintiff's demands, would, individually or in the aggregate, result, or would reasonably be expected to result, in any material adverse effect on the results of operations, financial condition or business of the Buyer.  The

     Buyer has not received any notice of any event or occurrence which could result, or could reasonably be expected to result, in any such litigation, inquiry, proceeding or investigation, nor to the knowledge of the Buyer has there been any event or occurrence which could result, or could reasonably be expected to result, in any such litigation, inquiry,

     proceeding or investigation.

          (i)  Labor Controversies.  Except as described on Section 3.2(i) of the Buyer Disclosure Schedule, (a) the Buyer is in compliance in all material respects with all applicable laws respecting employment and employment practices, terms and conditions of employment and wages and hours, and the Buyer has not been engaged in any unfair labor practice,

     (b) there is no unfair labor practice complaint against the Buyer pending before the National Labor Relations Board, (c) there is no labor strike,

     dispute, slowdown or stoppage actually pending or threatened against or affecting the Buyer, (d) the Buyer has not experienced any strike, work stoppage or other labor difficulty, (e) the Buyer is not a party to, or subject to, a collective bargaining agreement, and no collective bargaining agreement relating to employees of the Buyer is currently being negotiated, which in the case of any of the foregoing would, individually or in the aggregate, have or reasonably be expected to have a material adverse effect on the results of operations, financial condition or business of the Buyer.

          (j)  Patents, Trademarks and Similar Rights.  Except as described on

     Section 3.2(j) of the Buyer Disclosure Schedule, the Buyer owns, or is licensed to use, all material patents, trade names, trademarks,

     copyrights, technology, know-how and processes used in the business of the

     Buyer as presently conducted, and the consummation of the transactions contemplated hereby will not alter or impair any such rights in any material respect.  Neither the Buyer nor, to the best of the Buyer's knowledge, any other person is in default under any license or other agreement relating to such Intellectual Property, except for such default which would individually or in the aggregate, not have or reasonably be expected to have a material adverse effect on the results of operations,

     financial condition or business of the Buyer, and all such material licenses and agreements are valid, enforceable and in full force and effect.  To the best knowledge of the Buyer, the use of such Intellectual

     Property does not violate or infringe the rights of any person in any material respect and no person is infringing any Intellectual Property of the Buyer in any material respect.  The Buyer has received no notice of any such alleged infringement.  The patents, trade names, trademarks,

     copyrights, technology, know-how and processes owned by the Buyer constitute, in all material respects, the intellectual property used in or necessary to conduct the business of the Buyer as currently conducted.

     The Buyer has made all filings required necessary to preserve its rights in such intellectual property.

          (k)  Government Licenses, Permits and Related Approvals.  Except as

     described on Section 3.2(k) of the Buyer Disclosure Schedule, the Buyer

     has all licenses, permits, consents, approvals, authorizations,

     qualifications and orders of governmental authorities required for the conduct of the business of the Buyer as presently conducted, and such licenses, permits, consents, approvals, authorizations, qualifications or orders are in full force and effect, and the Buyer has received no notices of any violation thereof except where the failure to have, or to keep in full force and effect, such licenses, permits, consents, approvals,

     authorizations, qualifications and orders in full force and effect would not, individually or in the aggregate, have or reasonably be expected to have a material adverse effect on the results of operations, financial condition or business of the Buyer.

          (l)  Conduct of Business in Compliance with Regulatory and

     Contractual Requirements.  Except as described on Section 3.2(l) of the

     Buyer Disclosure Schedule, the Buyer has conducted its business so as to comply in all material respects with all applicable laws, ordinances,

     regulations or orders or other requirements of any governmental,

     regulatory or administrative agency or authority or court, rights of concession, licenses, know-how or other proprietary rights of others and received no notice of any failure to comply with such laws, ordinances,

     regulations, orders or rights, except where the failure to comply with such laws, ordinances, regulations, orders or rights would not,

     individually or in the aggregate, have or reasonably be expected to have a material adverse effect on the results of operations, financial condition or business of the Buyer.

          (m)  Employee Benefit Plans.  (i) For purposes of this Agreement,

     "Buyer Business Plans" shall mean all "employee benefit plans" (within the meaning of Section 3(3) of ERISA, including, without limitation,

     "multiemployer plans" (within the meaning of Sections 3(37) and 4001(a)(3)

     of ERISA)), retirement, savings, stock purchase, stock option, severance,

     employment, change-in-control, fringe benefit, collective bargaining,

     bonus, incentive, deferred compensation and all other employee benefit plans, agreements, programs, policies or other arrangements (A) under which any employee or former employee of the Buyer (collectively, the

     "Buyer Business Employees") has any present or future right to benefits and (B) under which the Buyer has any present or future liability.

     Section 3.2(m)(i) of the Buyer Disclosure Schedule is a list of each material Buyer Business Plan.

               (ii) With respect to each material Buyer Business Plan, the

     Buyer has made available to the Seller a written description thereof.

               (iii)      Except as described on Section 3.2(m)(iii) of the

     Buyer Disclosure Schedule, each material Buyer Business Plan sponsored by the Buyer has been established and administered in accordance with its terms and in compliance with the applicable provisions of ERISA, the Code and other applicable laws, rules and regulations, except where a failure to do so would not, individually or in the aggregate, have or reasonably be expected to have a material adverse effect on the results of operations, financial condition or business of the Buyer.

               (iv)  The Buyer has performed all of its obligations under the

     Buyer Business Plans and, except as reflected in the Buyer SEC Reports,

     there were no unfunded liabilities of any of the Buyer Business Plans.

          (n)  Environmental Matters.  Except as described on Section 3.2(n) of the Buyer Disclosure Schedule, to the best knowledge of the Buyer:  (i)

     the Buyer is in compliance in all respects with applicable Environmental

     Laws, except where the failure to comply with such laws, rules and regulations would not, individually or in the aggregate, have or reasonably be expected to have a material adverse effect on the results of operations, financial condition or business of the Buyer; (ii) the Buyer has obtained and is in compliance with all permits required under

     Environmental Laws for the conduct of their respective businesses, except as would not reasonably be expected to result, individually or in the aggregate, in a material adverse effect on the results of operations,

     financial condition or business of the Buyer; (iii) none of the operations of the Buyer is subject to any judicial or administrative proceeding alleging the violation of or liability under any Environmental Laws which if adversely determined would, individually or in the aggregate, have or reasonably be expected to have a material adverse effect on the results of operations, financial condition or business of the Buyer; (iv) neither the

     Buyer nor any other person has released or disposed of any material that is defined as hazardous or toxic under any Environmental Law at any of their respective real property and leasehold interests in real property,

     including all buildings, structures and other improvements situated thereon (collectively, the "Buyer Plants"), except as would not reasonably be expected to result, individually or in the aggregate, in a material adverse effect on the results of operations, financial condition or business of the Buyer; (v) none of the Buyer Plants has been listed on the

     National Priorities List or the Comprehensive Environment Response Cleanup

     Liability Information System list prepared pursuant to CERCLA; (vi) the

     Buyer has not been identified in writing as a potentially responsible party under CERCLA or any equivalent State statute; and (vii) the Buyer has not received notification from any governmental bodies or other third parties or is subject to any order or decree relating to any potential liability under Environmental Laws or disposal of hazardous or toxic material on or affecting any property owned or leased by the Buyer.  The

     Buyer has delivered to the Seller true and complete copies and results of any reports, studies, analyses, tests, or monitoring possessed or initiated by the Buyer pertaining to hazardous or toxic materials in, on or under the plants of the Buyer, or concerning compliance by the Buyer or any other person for whose conduct they are or may be held responsible,

     with Environmental Laws.

          (o)  Tax Matters.  (i)  The Buyer has filed, or a filing extension from the appropriate federal, state, local or foreign governments or governmental agencies has been obtained with respect to, all returns relating to any United States federal, state, provincial, local,

     territorial and foreign income, profits, franchise, gross receipts,

     payroll, sales, employment, use, property, real estate, excise, value added, estimated, stamp, alternative or add-on minimum, environmental,

     withholding and any other taxes, duties or assessments, together with all interest, penalties and additions imposed with respect to such amounts required to be filed on or prior to the date of this Agreement (the "Buyer

     Tax Returns"), and all taxes shown as due on such the Buyer Tax Returns have been paid or adequate provision in accordance with generally accepted accounting principles for the payment of all taxes shown to be due on such the Buyer Tax Returns has been made.  The Buyer Tax Returns are complete and accurate in all material respects.

          (ii)  No audit or other proceeding by any court, governmental or regulatory authority, or similar person is pending with respect to any taxes due from or with respect to the Buyer, except to the extent that such audit or proceeding would not have or reasonably be expected to have a material adverse effect on the results of operations, financial condition or business of the Buyer.  No written assessment of tax is proposed against the Buyer, except to the extent that such audit or proceeding would not have or reasonably be expected to have a material adverse effect on the results of operations, financial condition or business of the Buyer or to the extent that any such written assessment is being contested in good faith by appropriate proceedings.

          (p)  Contracts.  The Buyer is not, and has not received any notice or has any knowledge that any other party is, in default in any respect under any material contract, agreement, commitment, arrangement, lease, policy or other instrument to which it is a party or by which it is bound that involves payment of more than $250,000 in the aggregate and is expiring,

     is to be performed in or is terminable in (in each case without significant continuing obligations) 120 days or longer (collectively,

     "Buyer Material Contracts"), except for those defaults which would not,

     either individually or in the aggregate, have or reasonably be expected to have a material adverse effect on the results of operations, financial condition or business of the Buyer; and there has not occurred any event that with the lapse of time or the giving of notice or both would constitute such a material default.  Except as set forth on Section 3.2(p)

     of the Buyer Disclosure Schedule, the transactions contemplated by this

     Agreement, the Governance Agreement and the Stockholders' Agreement will not constitute a change of control under or require the consent from or the giving of notice to a third party pursuant to the terms, conditions or provisions of any Buyer Material Contract.

          To the best of the Buyer's knowledge, except as specified on the

     Buyer Disclosure Schedule, all contracts, maintenance and service agreements, purchase commitments for materials and other services,

     advertising and promotional agreements, leases and other agreements to which the Buyer is a party are in full force and effect and are valid and enforceable in accordance with their respective terms, except (i) as enforceability may be limited by applicable bankruptcy, insolvency,

     reorganization, moratorium or similar laws relating to or affecting the enforcement of creditors' rights generally, by general equitable principles (regardless of whether enforceability is considered in a proceeding in equity or at law) or by an implied covenant of good faith and fair dealing or (ii) where the failure to be in full force and effect and valid and enforceable would not, individually or in the aggregate,

     have or reasonably be expected to have a material adverse effect on the results of operations, financial condition or business of the Buyer.

          (q)  Proxy Statement.  None of the information to be supplied by or through the Buyer for inclusion or incorporation by reference in (i) the proxy statement on Schedule 14A, including any amendments or supplements thereto (the "Proxy Statement"), to be delivered to the Buyer's stockholders in connection with the Buyer Stockholder Approval, or

     (ii) any other filings required to be made by the Buyer under the Exchange

     Act, the Securities Act or any other state or federal securities laws in connection with the Stock and Asset Purchase or the transactions contemplated by this Agreement ("Other Filings") will, at the respective times that the Proxy Statement or any Other Filings and any amendments or supplements thereto are filed with the SEC, at the time any amendment or supplement thereto is mailed to the Buyer's stockholders, and at the time of the stockholders' meeting of the Buyer to approve the issuance of the

     Buyer Common Stock in connection with the Stock and Asset Purchase (the

     "Stockholders' Meeting"), contain any untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary in order to make the statements made therein, in the light of the circumstances under which they are made, not misleading.  The Proxy

     Statement will comply as to form in all material respects with the requirements of the Exchange Act and the rules and regulations thereunder.

          (r)  Affiliate Transactions.  Except as set forth in Section 3.2(r)

     of the Buyer Disclosure Schedule or as disclosed in the Buyer SEC Reports,

     there are no material contracts, commitments, agreements, arrangements or other transactions between the Buyer, on the one hand, and any (i) officer or director of the Buyer, (ii) record or beneficial owner of five percent or more of the voting securities of the Buyer or (iii) affiliate (as such term is defined in Regulation 12b-2 promulgated under the Exchange Act) of any such officer, director or beneficial owner, on the other hand.

          (s)  Vote Required.  The affirmative vote of the holders of a majority of the shares of the Buyer Common Stock present in person or represented by proxy at the Stockholders' Meeting (provided that the shares so present or represented constitute a majority of the outstanding shares of the Buyer Common Stock), is the only vote of the holders of any class or series of the Buyer's capital stock necessary to approve the

     Stock and Asset Purchase and the issuance of shares of the Buyer Common

     Stock pursuant thereto and the transactions contemplated thereby.  The shares of the Buyer Common Stock subject to the Stockholders Agreement constitute 49.2% of the number of outstanding shares of the Buyer Common

     Stock and 43.8% of the fully diluted number of shares of the Buyer Common

     Stock.

          (t)  DGCL Section 203 and Article Eleventh of the Certificate of

     Incorporation.  Prior to the date hereof, the Board of Directors of the

     Buyer has approved this Agreement, the Governance Agreement and the

     Stockholders Agreement and the Stock and Asset Purchase and the issuance of shares of the Buyer Common Stock pursuant thereto and the transactions contemplated thereby and the other transactions contemplated hereby and thereby, and such approval is sufficient to render inapplicable to the

     Stock and Asset Purchase and any of such other transactions, including, as a result thereof, the acquisition by the Seller of more than 20% of the outstanding shares of the Buyer Common Stock, the provisions of Section

     203 of the Delaware General Corporation Law and the provisions of Article

     Eleventh of the Amended Certificate of Incorporation of the Buyer.  Prior

     to the date hereof, the Board of Directors of the Buyer and the Stock

     Option Committee of the Board of Directors of the Buyer (the "Buyer Stock

     Option Committee") has taken such actions so that (i) the transactions contemplated by this Agreement do not and shall not constitute a "change in control" within the meaning of the AEP Industries Inc. 1995 Stock

     Option Plan (the "Buyer Stock Option Plan") and (ii) the transactions contemplated by this Agreement do not and shall not result in any payment

     (i.e., change in control or otherwise) to any Buyer Business Employee under any Buyer Business Plan.

          (u)  Certain Fees.  With the exception of fees and expenses payable to J.P. Morgan & Co., which shall be paid by the Buyer, neither the Buyer nor any of its officers, directors or employees, on behalf of the Buyer,

     has employed any broker or finder or incurred any other liability for any brokerage fees, commissions or finders' fees in connection with the transactions contemplated hereby.

          (v)  Purchase for Investment.  The Buyer is aware that no shares of

     Subsidiary Stock are registered under the Securities Act or under any state securities laws.  The Buyer is not an underwriter, as such term is defined under the Securities Act, and is purchasing such shares solely for investment, with no present intention to distribute any such shares to any person, and the Buyer will not sell or otherwise dispose of shares except in compliance with the registration requirements or exemption provisions under the Securities Act and the rules and regulations promulgated thereunder, or any other applicable securities laws.

          (w)  Financial Capacity.  The Buyer has in hand binding commitment letters (the "Commitment Letters"), which are currently in effect and true and correct copies of which are attached hereto as Section 3.2(w) of the

     Buyer Disclosure Schedule, with a reputable financial institution or institutions to obtain, all funds necessary to enable the Buyer to perform this Agreement and the other agreements contemplated hereby (the

     "Financing"), subject to the conditions set forth therein.

          (x)  No Other Representations or Warranties.  Except for the

     representations and warranties contained in this Section 3.2, neither the

     Buyer nor any other person makes any other express or implied representation or warranty on behalf of the Buyer.

          3.3. Expiration of Representations and Warranties.  The respective representations and warranties of the Seller and the Buyer contained herein or in any certificate or other document delivered prior to or on the Closing Date shall expire and be terminated and extinguished on the day two years following the Closing Date and thereafter the Seller and the Buyer shall have no liability whatsoever with respect to any such representation or warranty.

Neither the officers, directors or affiliates of either the Seller or the Buyer nor any controlling person, legal representative, heir, successor or assign of any such officer, director or affiliate shall have any liability for any breach of any representation, warranty, covenant or agreement of the Seller or the

Buyer under this Agreement contained herein.


4.   Transactions Prior to Closing

          4.1. Access to Information Concerning Properties and Records;

Confidentiality.

          (a) the Seller agrees that, during the period commencing on the date hereof and ending on the Closing Date, (i) it will give or cause to be given to the Buyer and its counsel, financial advisors, auditors and other authorized representatives (collectively, "Representatives") such access,

     during normal business hours and upon reasonable advance notice, to the

     Plants, properties, books and records of the Seller and the Subsidiaries relating to the Assets or the Packaging Business, as the Buyer may from time to time reasonably request and (ii) it will furnish or cause to be furnished to the Buyer such financial and operating data and other information with respect to the business and properties of Borden Global

     Packaging, as the Buyer may from time to time reasonably request.  The

     Buyer and its Representatives shall be entitled, in consultation with the

     Seller, to such access to the representatives, officers and employees of the Seller and the Subsidiaries to the extent they are involved in the business of Borden Global Packaging as the Buyer may reasonably request.

          (b) the Buyer agrees that, during the period commencing on the date hereof and ending on the Closing Date, (i) it will give or cause to be given to the Seller and its Representatives such access, during normal business hours and upon reasonable advance notice, to the Buyer Plants,

     properties, books and records of the Buyer, as the Seller may from time to time reasonably request and (ii) it will furnish or cause to be furnished to the Seller such financial and operating data and other information with respect to the Buyer, as the Seller may from time to time reasonably request. The Seller and its Representatives shall be entitled, in consultation with the Buyer, to such access to the representatives,

     officers and employees of the Buyer as the Seller may reasonably request.

          (c)  Except as required by law, the Buyer will hold, and will cause its respective directors, officers, partners, employees, accountants,

     counsel, financial advisors and other representatives and affiliates to hold, any nonpublic information obtained from the Seller in confidence to the extent required by, and in accordance with, the provisions of the letter dated February 2, 1996, between the Buyer and the Seller.  Except as required by law, the Seller will hold, and will cause its directors,

     officers, partners, employees, accountants, counsel, financial advisors and other representatives and affiliates to hold, any nonpublic information obtained from the Buyer in confidence to the extent required by, and in accordance with, the provisions of the letter dated May 30,

     1996, between the Buyer and the Seller.

          4.2. Conduct of the Packaging Business Pending the Closing Date.  The

Seller agrees that, except as permitted, required or contemplated by this

Agreement or any of the Exhibits attached hereto, including, without limitation, those actions contemplated on Section 4.2 of the Seller Disclosure

Schedule, or any actions accounted for in the post-Closing adjustment provisions of Section 2.4, or as otherwise consented to or approved in writing by the Buyer, during the period commencing on the date hereof and ending at the

Closing Date:

          (a)  it will, and will cause its Subsidiaries to, operate the

     Packaging Business only in the usual, regular and ordinary manner, on a basis consistent with past practice, including the making of necessary capital expenditures; provided, that the Seller and its Subsidiaries may refrain from making planned or necessary capital expenditures to the extent agreed upon by the Buyer (including, without limitation, expenditures planned by the Seller with respect to management information systems, which need not be made);

          (b)  no Transferred Subsidiary will amend its charter or by-laws (or analogous organizational documents) and no Transferred Subsidiary shall commence a voluntary case or other proceeding seeking liquidation,

     reorganization or other relief with respect to itself or its debts under any bankruptcy, insolvency or other similar law now or hereafter in effect or seeking the appointment of a trustee, receiver, liquidator, custodian or other similar official of it or any substantial part of its property;

          (c)  no Transferred Subsidiary will issue or agree to issue any additional shares of capital stock of any class or series, or any securities convertible into or exchangeable for shares of capital stock or issue any options, warrants or other rights to acquire any shares of capital stock;

          (d)  no Transferred Subsidiary will (i) split, combine or reclassify any shares of its outstanding capital stock, (ii) declare, set aside or pay any dividend or other distribution payable in cash, stock or property,

     (iii) directly or indirectly redeem or otherwise acquire any shares of its capital stock or shares of the capital stock of any of its subsidiaries,

     (iv) merge or consolidate with another entity, (v) acquire or purchase an equity interest in or a substantial portion of the assets of another corporation, partnership or other business organization or otherwise acquire any assets outside the ordinary and usual course of business and consistent with past practice or otherwise enter into any material contract, commitment or transaction outside the ordinary and usual course of business consistent with past practice, or (vi) make any loans,

     advances or capital contributions to, or investments in, any other person,

     other than to its subsidiaries;

          (e)  the Seller will use its, and will cause the Subsidiaries to use their, reasonable efforts to preserve intact the business organization of

     Borden Global Packaging, to keep available the services of their present officers and key employees and others having business relations with the

     Seller or the Subsidiaries, and to preserve the goodwill of those having business relationships with Borden Global Packaging;

          (f)  none of the Seller nor the Subsidiaries will (i) dispose of or encumber any of their properties or assets pertaining to the Packaging

     Business, other than (A) in the ordinary course of business, (B) any property or asset which has been determined by the Seller to be obsolete,

     worn out or no longer useful in the operation of the Packaging Business and (C) transfers by a Subsidiary to the Seller or another Subsidiary of the Seller or by the Seller to a Subsidiary; (ii) cancel any debts or waive any claims or rights pertaining to the Packaging Business, except in the ordinary course of business; (iii) enter into or modify any employment agreement or grant any increase in the compensation of officers or employees primarily engaged in the Packaging Business, except for agreements and increases in the ordinary course of business and consistent with past practice or as a result of collective bargaining, any industrial award or as required by any Business Plan or any employee benefit plan,

     agreement, program, policy or other arrangement that would have been a

     Business Plan had it been in effect as of the date hereof; (iv) make any capital expenditure or commitment pertaining to the Packaging Business,

     other than (A) in the ordinary course of business, (B) pursuant to existing commitments or (C) maintenance capital expenditures or capital expenditures reasonably required to abate conditions endangering persons or property; (v) except with respect to endorsement of negotiable instruments in the ordinary course of its Packaging Business, incur,

     assume or guarantee any indebtedness for borrowed money other than (A) purchase money borrowings, (B) indebtedness for borrowed money incurred in the ordinary course of business, (C) refundings of existing indebtedness,

     (D) indebtedness of a Subsidiary to the Seller or a subsidiary of the

     Seller and (E) other indebtedness for borrowed money which is not material to the results of operations, financial condition, or business of Borden

     Global Packaging taken as a whole; (vi) enter into or modify, or engage in any negotiations with respect to, any collective bargaining or union agreement or commitment; or (vii) enter into or modify any agreement or commitment or engage in any activity or transaction other than agreements,

     commitments, and transactions in the ordinary course of business and consistent with past practice;

          (g)  it will, and will cause its Subsidiaries to, maintain in full force and effect all licenses from governmental authorities applicable to the Seller and the Subsidiaries and comply, in all material respects, with all laws, statutes, ordinances, rules, regulations, orders, writs,

     injunctions, decrees, awards or other requirements of any court or other governmental authority applicable to it or the conduct of its business;

          (h)  it will, and will cause its Subsidiaries to, perform all of its material obligations under all material contracts, agreements, licenses,

     permits, instruments, or undertakings; and

          (i)  none of the Seller nor the Subsidiaries will agree, whether in writing or otherwise, to do any of the foregoing actions described in paragraphs (b), (c), (d) or (f) of this Section 4.2.

          4.3. Conduct of Business By the Buyer Pending the Closing Date.  The

Buyer agrees that, except as permitted, required or contemplated by this

Agreement or any of the Exhibits attached hereto, including, without limitation, those actions contemplated on Section 4.3 of the Buyer Disclosure

Schedule, or as otherwise consented to or approved in writing by the Seller,

during the period commencing on the date hereof and ending at the Closing Date:

          (a)  it will operate its business only in the usual, regular and ordinary manner, on a basis consistent with past practice;

          (b)  it will not amend its charter or by-laws (or analogous organizational documents) or change the size or composition of its Board of Directors;

          (c)  it will not issue or agree to issue any additional shares of capital stock of any class or series, or any securities convertible into or exchangeable for shares of capital stock or issue any options, warrants or other rights to acquire any shares of capital stock;

          (d)  it will not (i) split, combine or reclassify any shares of its outstanding capital stock, (ii) declare, set aside or pay any dividend or other distribution payable in cash, stock or property, (iii) directly or indirectly redeem or otherwise acquire any shares of its capital stock,

     (iv) merge or consolidate with another entity, (v) acquire or purchase an equity interest in or a substantial portion of the assets of another corporation, partnership or other business organization or otherwise acquire any assets outside the ordinary and usual course of business and consistent with past practice or otherwise enter into any material contract, commitment or transaction outside the ordinary and usual course of business consistent with past practice, or (vi) make any loans,

     advances or capital contributions to, or investments in, any other person;

          (e)  the Buyer will use its reasonable efforts to preserve intact the present business organization, to keep available the services of their present officers and key employees and others having business relations with the Buyer, and to preserve the goodwill of those having business relationships with it;

          (f)  the Buyer will not dispose of or encumber any of its properties or assets, other than (A) in the ordinary course of business and (B) any property or asset which is not material to the results of operations, financial condition or business of the Buyer; (ii) cancel any debts or waive any claims or rights pertaining to or affecting its business, except in the ordinary course of business; (iii) grant any increase in the compensation of its officers or employees, except for increases in the ordinary course of business and consistent with past practice or as a result of collective bargaining, any industrial award or as required by any Buyer Business Plan or any employee benefit plan, agreement, program,

     policy or other arrangement that would have been a Buyer Business Plan had it been in effect as of the date hereof; (iv) make any capital expenditure or commitment, other than (A) in the ordinary course of business, (B)

     pursuant to existing commitments or (C) which is not material to the results of operations, financial condition or business of the Buyer; or

     (v) except with respect to endorsement of negotiable instruments in the ordinary course of its business, incur, assume or guarantee any indebtedness for borrowed money other than (A) purchase money borrowings,

     (B) indebtedness for borrowed money incurred in the ordinary course of business, (C) refundings of existing indebtedness and (D) other indebtedness for borrowed money which is not material to the results of operations, financial condition, or business of the Buyer;

          (g)  the Board of Directors of the Buyer and the Buyer Stock Option

     Committee (i) shall not, solely as a result of the transactions contemplated by this Agreement, take any action to accelerate, release or otherwise deem satisfied any restrictions or conditions on any awards

     (including, without limitation, stock options and restricted stock)

     granted under the Buyer Stock Option Plan and (ii) shall not, solely as a result of the transactions contemplated by this Agreement, (A) take any action to give effect to any change-in-control provisions under any Buyer

     Business Plan or (B) make any payments to any Buyer Business Employee under any Buyer Business Plan; and

          (h)  agree, whether in writing or otherwise, to do any of the foregoing actions described in paragraphs (b), (c), (d), (f) or (g) of this Section 4.3.

          4.4. Intercompany Transactions.  On or prior to the Closing, all intercompany receivables or payables and loans then existing between the

Seller, any Subsidiary (other than a Transferred Subsidiary) or any other subsidiary or affiliate of the Seller which is not a Subsidiary (the "Non-

Packaging Affiliates") on the one hand, and the Transferred Subsidiaries, on the other hand, shall be settled by way of capital contribution (with respect to intercompany payables or loans due to the Seller, any Subsidiary (other than a Transferred Subsidiary) or any Non-Packaging Affiliate) or by way of dividend in kind (with respect to receivables of the Transferred Subsidiaries owed by the Seller, any Subsidiary or any Non-Packaging Affiliate).  Such settlement shall be accomplished without any violation of any law or regulation or any incurrence of any tax, penalties, interest or other charges (other than taxes with respect to which the Seller has agreed to indemnify the Buyer).

          4.5. Guarantees.  The Buyer shall use its best efforts (which shall not include agreeing to any modifications of the terms of the underlying obligations) to cause itself or one or more of its affiliates to be substituted in all respects for the Seller or the Subsidiaries (other than the Transferred

Subsidiaries), effective as of the Closing, in respect of all obligations of the Seller and any of the Subsidiaries (other than the Transferred

Subsidiaries) under each of the guarantees, indemnities, surety bonds, letters of credit and letters of comfort set forth on Section 4.5 of the Seller

Disclosure Schedule obtained by the Seller or the Subsidiaries (other than the

Transferred Subsidiaries) for the benefit of the Packaging Business (the

"Guarantees").  Subsequent to the Closing, with respect to any uncancelled

Guaranty for which no substitution is effected, the Buyer shall, pursuant to

Section 9.4, indemnify the Seller or any of its affiliates against any liability under any such Guarantee.

          4.6. Further Actions.  (a)  Subject to the terms and conditions hereof, the Seller and the Buyer agree to use their reasonable best efforts to take, or cause to be taken, all action and to do, or cause to be done, all things necessary, proper or advisable to consummate and make effective the transactions contemplated by this Agreement, including using all reasonable best efforts:  (i) to obtain prior to the Closing Date all licenses,

certificates, permits, consents, approvals, authorizations, qualifications and orders of governmental authorities and parties to contracts with the Seller or the Subsidiaries as are necessary for the consummation of the transactions contemplated hereby, including but not limited to such consents and approvals as may be required under the HSR Act as set forth below and any similar foreign legislation; (ii) to effect all necessary registrations and filings; and (iii)

to furnish to each other such information and assistance as reasonably may be requested in connection with the foregoing.  The Seller or such Subsidiary and the Buyer shall cooperate fully with each other to the extent reasonably required to obtain such consents.

          (b)  the Buyer and the Seller shall timely and promptly make all filings which may be required by each of them in connection with the consummation of the transactions contemplated hereby under the HSR Act and any similar foreign legislation.  Each party shall furnish to each other such necessary information and assistance as such party may reasonably request in connection with the preparation of any necessary filings or submissions by it to any U.S. or foreign governmental agency, including, without limitation, any filings necessary under the provisions of the HSR Act and the Exchange Act.

Each party shall provide the other party the opportunity to make copies of all correspondence, filings or communications (or memoranda setting forth the substance thereof) between such party or its representatives, on the one hand, and the Federal Trade Commission (the "FTC"), the Antitrust Division of the

United States Department of Justice (the "Antitrust Division") or any similar foreign governmental agency or members of their respective staffs, on the other hand, with respect to this Agreement or the transactions contemplated hereby.

          (c)  For purposes of this Section 4.6, the "reasonable best efforts"

of the Buyer shall not include acceptance by the Buyer of any divestitures of any assets of the Buyer, but shall include acceptance of an agreement to hold any assets of the Packaging Business separate, or divest any such assets of the

Packaging Business, in any lawsuit or other legal proceeding, whether judicial or administrative and whether required by the FTC, the Antitrust Division or any other applicable U.S. or foreign governmental entity in connection with the transactions contemplated by this Agreement or the other agreements contemplated hereby.  Other than to the extent applicable law expressly requires the Seller to obtain any license, permit, consent, approval,

authorization or order of any foreign governmental authority or to make any registration or filing with any foreign governmental authority, the Buyer shall be responsible for making all filings and giving all notices relating to, and otherwise pursuing all licenses, permits, consents, approvals, authorizations and orders of foreign governmental authorities and making all registrations and filings with foreign governmental authorities (collectively, the "Foreign

Governmental Consents"), which, to the best knowledge of the Buyer, are required in connection with the transactions contemplated hereby and shall provide a copy of any such filings or notices to the Seller.  The Buyer shall be responsible for making or giving all Foreign Governmental Consents required to be made or given subsequent to the Closing Date.  In connection with and as a condition to the Buyer's obligations under the preceding sentence, the

Sellers shall fully cooperate with and assist the Buyer in identifying and obtaining all such licenses, permits, consents, approvals, authorizations or orders and in making all such registrations and filings.

          (d)  the Buyer agrees to comply with the provisions of Section 6 of the Stockholders Agreement and not to register the transfer of any shares in violation of the Stockholder Agreement.

          (e)  The Seller agrees to cause each of the Subsidiaries to take all corporate and stockholder action necessary for the authorization, performance and consummation of the transactions contemplated by this Agreement and the agreements contemplated hereby.

          (f)  The Seller agrees that it will provide Hitachi with notice of the transactions contemplated by this Agreement pursuant to the Hitachi Right of First Refusal within five (5) business days of the date of this Agreement.

          4.7. Notification.  The Seller shall notify the Buyer and keep it advised as to (i) any litigation or administrative proceeding pending and known to the Seller or, to its knowledge, threatened against the Seller, any

Subsidiary or any Subsidiary Asset Seller which challenges the transactions contemplated hereby, (ii) any material damage or destruction of any of the

Assets and (iii) any event or occurrence that would cause any representation or warranty contained in Section 3.1 hereof to be false; provided that the failure of the Seller to comply with clause (iii) shall not subject the Seller to any liability hereunder except as and to the extent the Seller would be responsible for a breach of such representations and warranties pursuant to Section

9.4(a)(iii) (including, without limitation, the limitations on recovery and the time periods for bringing claims thereunder).  The Buyer shall notify the

Seller and keep it advised as to (A) any notice or other communication from any person or entity alleging that the consent of such person or entity is or may be required in connection with the transactions contemplated by this Agreement or (B) any litigation or administrative proceedings pending or known to the

Buyer or, to its knowledge, threatened against the Buyer which challenge the transactions contemplated hereby.

          4.8. No Inconsistent Action.  Subject to the provisions of

Sections 7.1 and 7.2, the Seller and the Buyer shall not take any action inconsistent with their obligations under this Agreement or which could materially hinder or delay the consummation of the transactions contemplated by this Agreement.

          4.9. Financing.      (a)  The Buyer will deliver to the Seller as soon

as reasonably practicable after the date of this Agreement true and correct copies of definitive written agreements (the "Definitive Financing Agreements")

with reputable financial institutions to provide at the Closing, subject only to customary conditions, all of the Financing, in form and substance reasonably satisfactory to the Seller.  The Buyer will deliver to the Seller drafts of the

Definitive Financing Agreements sufficiently prior to the execution thereof to permit the Seller and its advisors the reasonable opportunity to review and comment thereon.  The Buyer intends that the terms and conditions of such

Financing shall be substantially the same as those previously set forth in the

Commitment Letters.  In any event, the Definitive Financing Agreements (and any other financing arrangements) will not contain any limitations (including events of default) on sales or other transactions by the Seller or its affiliates with respect to the Buyer Common Stock or any other limitation or restriction applicable to the Seller or its affiliates.  The Buyer shall use its best efforts to satisfy at or before the Closing all requirements which are conditions to its closing all transactions constituting the Financing and to its drawing down the cash proceeds thereunder.  Subject only to the Seller being able to satisfy the conditions set forth in Section 5.2(a) hereof, the

Buyer will obtain the proceeds of the Financing no later than January 31, 1997.

In the event that any portion of the Financing provided for in the Definitive

Financing Agreements becomes unavailable, regardless of fault, the Buyer will,

subject only to the Seller being able to satisfy the conditions set forth in

Section 5.2(a) hereof, obtain from others as soon as practicable, but in no event later than January 31, 1997, the financing necessary for the consummation of the transactions contemplated hereby, on and subject to substantially the same terms and conditions as the portion of the Financing that has become unavailable.

          (b)  Effective at the opening of business on the Closing Date, the

Buyer shall be responsible for funding all disbursements of the Packaging

Business.  Any cash, cash equivalents, similar investments, certificates of deposit, Treasury bills and other marketable securities held by the Packaging

Business at the Closing shall be treated by the parties consistent with Section

2.4(a) of the Seller Disclosure Schedule.

          4.10.     Borden-Hitachi Joint Venture.  To the extent permitted

under the Joint Venture Agreement, the Seller will use reasonable efforts to cause Hitachi-Borden to continue to include "Borden" as part of its name for a period of up to the earlier of (a) six months following the Closing Date and

(b) the effective date of the exercise of the Hitachi Right of First Refusal.

          4.11.     Use of Corporate Name and Symbol; Transition License.  (a)

Except as set forth in subsection (b) of this Section 4.11, after the Closing,

the Buyer shall not use the Borden trademarks and other Intellectual Property set forth on Section 4.11 of the Seller Disclosure Schedule.

          (b)  On the Closing Date, the Buyer and the Seller shall execute and deliver a transition license agreement (the "Transition License Agreement"),

substantially in the form of Exhibit F hereto, pursuant to which the Seller shall grant to the Buyer a non-exclusive, non-assignable (except to a subsidiary of the Buyer), royalty-free license (i) to use, for a period of six months following the Closing Date, the Borden-related trademarks on products,

labels, packaging, promotional materials, signage, invoices and stationary and

(ii) to use, from the six-month anniversary of the Closing Date until the date two years after the Closing Date, the Borden-related trademarks only in connection with the Buyer's trademarks, provided that the Borden-related trademarks are not modified in any way, including the combining of the Borden-

related trademarks in a single design with the Buyer's trademarks.  Following the two-year period described in clause (ii) above, the Buyer shall cease all use of any Borden-related trademarks.

          4.12.     Facilities Agreement.  On the Closing Date, the Buyer and

the Seller shall execute and deliver an agreement (the "Shared Facilities

Agreement"), substantially in the form of Exhibit G hereto, with respect to facilities shared by the Packaging Business and the Seller's chemicals business at North Baddesley, United Kingdom, Edmonton, Alberta, Laval, Quebec and West

Hill, Ontario in order to coordinate the on-going operations at such facilities, coordinate the "de-linking" of the operations of the Packaging

Business from the operations relating to the Seller's chemicals business at such facilities and provide certain transitional services on the terms and subject to the conditions set forth therein.

          4.13.     Transition Services Agreement.  On the Closing Date, the

Buyer and the Seller shall execute and deliver an agreement (the "Transition

Services Agreement"), substantially in the form attached hereto as Exhibit H pursuant to which the Seller agrees to provide certain transitional services on the terms and subject to the conditions set forth therein.

          4.14.     Preparation of Proxy Statement; Stockholders' Meeting.

(a) Promptly following the date of this Agreement, the Buyer shall prepare and file with the SEC a preliminary copy of the Proxy Statement and thereafter a definitive copy of the Proxy Statement and all related solicitation materials.

The Seller and its representatives will be given an opportunity to review and comment on drafts of the Proxy Statement and will provide to the Buyer all information relating to the Packaging Business and the Seller necessary for the preparation of the Proxy Statement and will participate in responding to comments or requests from the SEC with respect to the Proxy Statement.  The

Buyer shall use its reasonable best efforts as promptly as practicable to have the Proxy Statement cleared by the SEC and thereafter to cause the Proxy

Statement to be mailed to the Buyer's stockholders as promptly as practicable.

The information provided and to be provided by the Buyer and the Seller,

respectively, for use in the Proxy Statement shall, at the time the Proxy

Statement is mailed to the Buyer's stockholders and on the date of the

Stockholders' Meeting, be true and correct in all material respects and shall not omit to state any material fact required to be stated therein or necessary in order to make such information not misleading, and the Buyer and the Seller each agree to correct any information provided by it for use in the Proxy

Statement which shall have become false or misleading.

          (b)  The Buyer, acting through its Board of Directors, shall promptly and duly call, give notice of, convene and hold as soon as practicable following the date upon which the Proxy Statement is cleared by the SEC the

Stockholders' Meeting for the purpose of obtaining the Buyer Stockholder

Approval and (i) recommend approval and adoption of this Agreement and the transactions contemplated hereby, by the stockholders of the Buyer and include in the Proxy Statement such recommendation and (ii) take all reasonable and lawful action to solicit and obtain such approval, unless in the case only of clause (i) above, the Board of Directors of  the Buyer determines, based upon advice of independent outside legal counsel to the Buyer, that making such recommendation would constitute a breach of the fiduciary duty of the Board of

Directors of Buyer under applicable law.

          4.15.     No Solicitation.  From the date hereof, until the earlier

of the Closing or the termination of this Agreement, the Seller agrees that neither it, nor any of its Subsidiaries, affiliates or agents (i) will solicit bids from any person or entity, other than the Buyer, for the purchase of, or offer to sell, the Packaging Business or any significant part thereof, (ii)

will offer to sell to any person or entity, other than the Buyer, the Packaging

Business or any significant part thereof or (iii) will negotiate with, respond to any indications of interest from or provide any information to, any person or entity, other than the Buyer.

          4.16.     Insurance.  Prior to the Closing Date the Seller shall have entered into an agreement with a financially sound and reputable insurer to provide insurance covering such losses, liabilities, damages, expenses and other risks relating to the assets, businesses, operations, conduct, products and employees of the Packaging Business and having the terms set forth on

Section 4.16 to the Seller Disclosure Schedule and relating to or arising out of occurrences prior to the Closing (the "Sunrise Policy").  The Seller shall use its reasonable best efforts to have the Buyer named as an insured under the

Sunrise Policy.  Prior to the Closing Date, and to the extent permitted by the

Seller's existing occurrence-based insurance policies, the Seller will use its reasonable best efforts to have the Buyer named as an insured under such occurrence-based policies.  If the Seller is unable to have the Buyer named as an insured under such occurrence-based policies or the Sunrise Policy or would be required to accept conditions to the Buyer being so named or pay additional premiums in connection therewith which the Seller deems unreasonable, then the

Seller shall to the extent permitted under such policies process any claims arising thereunder and shall remit any proceeds actually received (in excess of any loss, liability, damage or expense of the Seller related to such claim) to the Buyer.  If such policies do not permit the Seller to process such claims which would otherwise have been covered by such policies because the liability therefor had been transferred to the Buyer hereunder, then such liabilities shall be deemed not to have been transferred to the Buyer hereunder and the

Buyer shall indemnify the Seller for the full amount by which such liability exceeds any payments received by the Seller under such policies with respect to such claims other than any amount of such liability that is not covered by such policies which is directly attributable to the failure of the Seller to adhere to the notice or procedural requirements of such policies. The Seller shall not be deemed to have failed to adhere to the notice or procedural requirements of any such policies to the extent such failure is a result of the Buyer's failure to notify the Seller with respect to any occurrence, event or action covered by such policies.


5.   Conditions Precedent

          5.1. Conditions Precedent to Obligations of the Buyer and the Seller.

The respective obligations of the Buyer and the Seller to consummate the transactions contemplated by this Agreement shall be subject to the satisfaction at or prior to the Closing Date of the following conditions:

          (a)  No Injunction, etc.  At the Closing Date, there shall be no injunction, restraining order or decree of any nature of any court or governmental agency or body of competent jurisdiction that is in effect that restrains or prohibits the consummation of the Stock Purchase or the transfer to the Buyer by the Seller or the Subsidiaries of any Assets,

     except for the transfer of any Assets or Subsidiary Stock the failure to transfer which would not, individually or in the aggregate with all

     Subsidiary Stock which is not being transferred on or prior to the Closing and all Assets for which Asset Purchases are not being consummated on or prior to the Closing, be material, after giving effect to the interim management provisions of Section 2.3, to the operations of Borden Global

     Packaging taken as a whole; provided that for purposes of this paragraph

     (a), any failure to consummate the Asset Purchases or Stock Purchases set forth on Section 5.1 of the Seller Disclosure Schedule shall not be regarded as material to the operations of Borden Global Packaging taken as a whole so long as the aggregate net trade sales of all the businesses not transferred do not exceed 10% of the total net trade sales for the

     Packaging Business for the year ended December 31, 1995, and provided, further, that such Asset Purchases or Stock Purchases shall be subject to the provisions of Section 2.3 hereof.

          (b)  Regulatory Authorizations.  All (i) consents, approvals,

     authorizations and orders of federal, state and foreign governmental and regulatory authorities as are necessary in connection with the transfer of the Assets or the Subsidiary Stock to the Buyer or which if not obtained would be reasonably likely to subject the Buyer, the Seller or any

     Subsidiary Asset Seller, or any officer, director or agent of any such person to civil or criminal liability or could render such transfer void or voidable (the "Required Consents") shall have been obtained, except for

     Required Consents the failure to obtain which, individually or in the aggregate, are not material to the operations of Borden Global Packaging taken as a whole and are not otherwise likely to subject any such officer,

     director or agent to civil or criminal liability; provided that for purposes of this clause (b)(i), any failure to consummate the Asset

     Purchase or Stock Purchases set forth on Section 5.1 of the Seller

     Disclosure Schedule shall not be regarded as material to the operations of

     Borden Global Packaging taken as a whole so long as the aggregate net trade sales of all the businesses not transferred do not exceed 10% of the total net trade sales for the Packaging Business for the year ended

     December 31, 1995, and (ii) applicable waiting periods specified under the

     HSR Act with respect to the transactions contemplated by this Agreement shall have lapsed or been terminated, and provided, further, that such

     Asset Purchases or Stock Purchases shall be subject to the provisions of

     Section 2.3 hereof.

          (c)  Buyer Stockholder Approval.  The Buyer Stockholder Approval

     shall have been obtained.

          (d)  Consents.  All third-party consents with respect to the transactions contemplated hereby shall have been obtained, except those consents which, individually or in the aggregate, would not have or reasonably be expected to have a material adverse effect on the results of operations, financial condition or business of (i) Borden Global Packaging taken as a whole or (ii) the Buyer.  The Buyer shall be entitled to waive this condition with respect to all third-party consents related to, or required to be obtained by, the Seller, and the Seller shall be entitled to waive this condition with respect to all third-party consents related to, or required to be obtained by, the Buyer.

          5.2. Conditions Precedent to Obligations of the Buyer.  The

obligations of the Buyer under this Agreement are subject to the satisfaction

(or waiver by the Buyer) at or prior to the Closing Date of each of the following conditions:

          (a)  Accuracy of Representations and Warranties.  (i)   All

     representations and warranties of the Seller contained herein or in any certificate or document delivered to the Buyer pursuant hereto, without regard to any exceptions for materiality contained in such representations and warranties, shall be true and correct in all respects on and as of the

     Closing Date, with the same force and effect as though such representations and warranties had been made on and as of the Closing

     Date, except (i) as contemplated or permitted by this Agreement or as disclosed in the Exhibits hereto or in the Seller Disclosure Schedule,

     (ii) to the extent that any such representation or warranty is made as of a specified date, in which case such representation or warranty shall have been true and correct in all respects as of such date, (iii) to the extent that any such representation or warranty, including, without limitation,

     the representations and warranties contained in Section 3.1(f) hereof, is untrue or incorrect as a result of an adverse change in the results of operations of the Packaging Business, (iv) for changes to the Packaging

     Business occurring in the ordinary course of business consistent in scope and kind with the prior experience of the Packaging Business and (v) after giving effect to clauses (i), (ii), (iii) and (iv) for all such inaccuracies which, individually or in the aggregate, would not have or reasonably be expected to have a material adverse effect on the results of operations, financial condition or business of Borden Global Packaging taken as a whole.

               (ii) No Material Adverse Change.  Except as contemplated by or set forth in this Agreement or in the Exhibits hereto or the Seller

     Disclosure Schedule, including without limitation Sections 3.1(f)(i) and

     3.1(f)(ii) thereof, subsequent to the date of this Agreement, there has not occurred or arisen, with respect to the Packaging Business any condition, event or occurrence which, individually or in the aggregate,

     would have or would reasonably be expected to have a material adverse effect on the financial condition or business of the Packaging Business taken as a whole, other than such effects that are a result of an adverse change in the results of operations of the Packaging Business.

          (b)  Performance of Agreements.  The Seller shall in all material respects have performed all obligations and agreements, and complied in all material respects with all covenants and conditions, contained in this

     Agreement to be performed or complied with by it prior to or at the

     Closing Date.

          (c)  Officer's Certificate.  The Buyer shall have received a certificate, dated the Closing Date, of the President or a Vice President of the Seller to the effect that, to the best of the knowledge,

     information and belief of such officer after due inquiry, the conditions specified in paragraphs (a) and (b) above have been fulfilled.

          (d)  Transition License Agreement.  The Seller shall have executed and delivered to the Buyer a Transition License Agreement substantially in the form of Exhibit F hereto.

          (e)  Shared Facilities Agreement.  The Seller shall have executed and delivered to the Buyer the Shared Facilities Agreement substantially in the form of Exhibit G hereto.

          (f)  Transition Services Agreement.  The Seller shall have executed and delivered to the Buyer a Transition Services Agreement substantially in the form of Exhibit H hereto.

          (g)  Governance Agreement.  The Governance Agreement shall continue to be in full force and effect and the Seller shall not have breached any of its representations, warranties or covenants thereunder.

          (h)  Opinion of Counsel.  The Buyer shall have received an opinion from counsel to the Seller and its Subsidiaries, which may be the General

     Counsel or the Corporate Counsel and Secretary of the Seller, or as

     applicable such of its Subsidiaries, as to (i) the due authorization,

     execution and delivery of this Agreement and the other agreements and instruments contemplated hereby, (ii) the enforceability of this Agreement and the other agreements and instruments contemplated hereby, and (iii)

     the absence of any conflict with, or contravention of, any law, rule or regulation of the United States, New York, Ohio or Delaware (but only with respect to the General Corporation Law thereof), order of any court or administrative body, charter or by-laws of the Seller or any of the

     Subsidiaries, or agreement known to such counsel to which the Seller or any of its Subsidiaries is subject or any of their respective property is bound.

          (i)  Subsidiary Approvals.  This Agreement and the transactions contemplated hereby shall have been approved by the boards of directors and, where required by applicable law, the shareholders of each of the

     Subsidiary Asset Sellers.

          5.3. Conditions Precedent to the Obligations of the Seller.  The

obligations of the Seller under this Agreement are subject to the satisfaction

(or waiver by the Seller) at or prior to the Closing Date of each of the following conditions:

          (a)  (i)  Accuracy of Representations and Warranties.  All

     representations and warranties of the Buyer contained herein or in any certificate or document delivered to the Seller pursuant hereto, without regard to any exceptions for materiality contained in such representations and warranties, shall be true and correct in all respects on and as of the

     Closing Date, with the same force and effect as though such representations and warranties had been made on and as of the Closing

     Date, except (i) as contemplated or permitted by this Agreement or as disclosed in the Exhibits hereto or in the Buyer Disclosure Schedule, (ii)

     to the extent that any such representation or warranty is made as of a specified date, in which case such representation or warranty shall have been true and correct in all respects as of such date, (iii) for changes to the Buyer occurring in the ordinary course of business consistent in scope and kind with the prior experience of the Buyer and (iv) after giving effect to clauses (i), (ii) and (iii) for all such inaccuracies which, individually or in the aggregate, would not have or reasonably be expected to have a material adverse effect on the results of operations,

     financial condition or business of the Buyer.

               (ii) No Material Adverse Change.  Except as reflected on Section

     3.2(f) of the Buyer Disclosure Schedule or as otherwise contemplated by or disclosed in this Agreement or the Exhibits hereto or the Buyer Disclosure

     Schedule, subsequent to the date of this Agreement, there has not occurred or arisen with respect to the Buyer any condition, event or occurrence which, individually or in the aggregate, would have or would reasonably be expected to have a material adverse effect on the results of operations,

     financial condition or business of the Buyer.

          (b)  Performance of Agreements.  The Buyer shall in all material respects have performed all obligations and agreements, and complied in all material respects with all covenants and conditions, contained in this

     Agreement to be performed or complied with by it prior to or at the

     Closing Date.

          (c)  Officer's Certificate.  The Seller shall have received a certificate, dated the Closing Date, of the President or a Vice President of the Buyer to the effect that, to the best of the knowledge, information and belief of such officer after due inquiry, the conditions specified in paragraphs (a) and (b) above have been fulfilled.

          (d)  Hitachi Right of First Refusal.  The provisions of Section 2.2 shall have been applied with respect to Hitachi-Borden, to the extent applicable.

          (e)  Assumption Agreement.  The Buyer shall have executed and delivered to the Seller the Assumption Agreement in the form of Exhibit E hereto.

          (f)  Exemption Certificates.  The Buyer shall have executed and delivered to the Seller all certificates required by all relevant taxing authorities that are necessary to support any exemption from the imposition of any sales or similar tax on the transfer of the Assets.

          (g)  Shared Facilities Agreement.  The Buyer shall have executed and delivered to the Seller the Shared Facilities Agreement substantially in the form of Exhibit G hereto.

          (h)  Transition Services Agreement.  The Buyer shall have executed and delivered to the Seller a Transition Services Agreement substantially in the form of Exhibit H hereto.

          (i)  Employment Agreements.  The Buyer shall have entered into employment agreements with the individuals set forth on Section 5.3(i)(1) of the Seller Disclosure Schedule in the form set forth on Section

     5.3(i)(2) of the Seller Disclosure Schedule.

          (j)  Governance Agreement.  The Governance Agreement shall continue to be in full force and effect and the Buyer shall not have breached any of its representations, warranties or covenants thereunder.

          (k)  Stockholders Agreement.  The Stockholders Agreement shall continue to be in full force and effect and the Buyer shall not have breached any of its representations, warranties or covenants thereunder.

          (l)  Opinion of Counsel.  The Seller shall have received an opinion from counsel to the Buyer as to (i) the due authorization, execution and delivery of this Agreement and the other agreements and instruments contemplated hereby, (ii) the enforceability of this Agreement and the other agreements and instruments contemplated hereby, and (iii) the absence of any conflict with, or contravention of, any law, rule or regulation of the United States, New York or Delaware (but only with respect to the General Corporation Law thereof), order of any court or administrative body, charter or by-laws of the Buyer, or agreement known to such counsel to which the Buyer is subject or any of its property is bound.


6.   Employee Relations and Benefits

          6.1. Conduct Prior to the Effective Time.  Prior to the Effective

Time, Buyer shall take no action to cause Seller or Borden Global Packaging to terminate the employment of any Business Employee, and neither Seller nor

Borden Global Packaging shall be under any obligation to terminate any Business

Employee prior to or on the Effective Time.

          6.2. Continuity of Employment.  The parties hereto intend that there shall be continuity of employment with respect to all Business Employees,

provided that nothing contained herein to the contrary shall prohibit the Buyer from subsequently terminating any employee. Except as set forth in Section 6.2 of the Seller Disclosure Schedule, Buyer shall offer employment no later than the Effective Time to all non-union employees, including those on vacation,

leave of absence or disability (or not more than six months), who are employed by Borden Global Packaging as of the Effective Time, on substantially the same terms with respect to base salary, job responsibility and location to the extent possible.  Those persons who accept Buyer's offer of employment and who commence working with Buyer within six months (including any period of leave of absence or disability beginning prior to the Closing Date and continuing through the Closing Date) of the Effective Time shall hereafter be referred to as "Transferred Employees".  Business Employees in receipt of disability benefits as of the Effective Time will continue to receive benefits from the

Business Plans in accordance with the terms of those plans during such disability.

          6.3. Collective Bargaining Agreements.  Buyer shall offer employment to all Business Employees covered by any of the Collective Bargaining

Agreements listed on Section 6.3 of the Seller Disclosure Schedule (the

"Collective Bargaining Agreements") as of the Effective Time and shall assume and be bound by the terms of such Collective Bargaining Agreements.  The Buyer may, with the agreement of the appropriate union or otherwise as provided by law, substitute as of the Effective Time the Buyer Business Plans for the

Business Plans specified in the Collective Bargaining Agreements.

          6.4. International Plans.  Buyer shall, to the maximum extent permitted by applicable law, assume and be liable for all liabilities and obligations arising out of all Business Plans (including, without limitation,

plans providing for incentive, bonus, deferred compensation, pension,

retirement, savings, supplemental, welfare, retiree medical and retiree life benefits) with respect to all Transferred Employees in Australia, Belgium,

Canada, France, Germany, Greece, Italy, Japan, Luxembourg, the Netherlands, New

Zealand, Norway, South Africa, Spain, and the United Kingdom (collectively, the

"International Business Plans").  Section 6.4 of the Seller Disclosure Schedule

sets forth specific obligations of Buyer and Seller with respect to the

International Business Plans.  To the extent that Section 6.4 of the Seller

Disclosure Schedule and this Section 6.4 are silent with respect to a given issue, such issue shall be resolved in accordance with the other provisions of this Section 6 (including, but not limited to, the provisions relating to the

U.S. Business Plans) and by reference to local laws.

          6.5. U.S. Business Plan Participation.  Except as expressly provided in this Section 6.5 or except as otherwise required by applicable law,

Transferred Employees who are U.S. Business Employees (the "U.S. Transferred

Employees") shall (a) cease active participation in (and accrual of additional benefits under) the U.S. Business Plans as of the Effective Time and (b)

commence participation in the Buyer Business Plans as of the Effective Time.

          6.6. U.S. Business Plan Liabilities.  Except as expressly provided in this Section 6.6, Section 6.8(b) or Section 6.6 of the Seller Disclosure

Schedule, Seller shall retain all liabilities and obligations relating to the participation of U.S. Transferred Employees in the U.S. Business Plans on or

prior to the Effective Time.  Buyer shall be responsible and liable for all liabilities and obligations relating to the participation of U.S. Transferred

Employees (including, but not limited to, such liabilities and obligations that may exist or arise in connection with (a) the employment of any U.S.

Transferred Employee on or after the Effective Time and (b) the termination of employment of any U.S. Transferred Employee on or after the Effective Time)

under the Buyer Business Plans and in connection with the offer and the employment of the U.S. Transferred Employees on or after the Effective Time.

          6.7. U.S. Defined Benefit Plan.  As of the Effective Time, Seller

shall cause the active participation by the U.S. Transferred Employees in the

Borden, Inc. Employees Retirement Income Plan (the "Pension Plan") to cease.

U.S. Transferred Employees shall continue to receive service credit for their employment with the Buyer under the Pension Plan, but only for purposes of vesting.  Pursuant to Section A7.9 of the Pension Plan, a Transferred Employee

shall be considered terminated from employment with his or her "Employer"

within the meaning of the Pension Plan only when such Transferred Employee is no longer employed by the Buyer.

          6.8. U.S. Defined Contribution Plans.  (a)  As of the Effective Time,

Seller shall cause the active participation by the U.S. Transferred Employees in the Borden, Inc. Retirement Savings Plan and the Borden, Inc. Associate

Savings Plan (collectively, the "Savings Plans") to cease.  Seller shall (i) as of the Effective Time cause the trustees of the Savings Plans to identify, in accordance with the applicable spinoff provisions set forth under Section

414(l) of the Code, the assets of the Savings Plans representing the full account balances of U.S. Transferred Employees for all periods of participation through the Effective Time (including, as applicable, all employee contributions, employer contributions and all earnings attributable thereto);

and (ii) as soon as practicable (but in no event later than 120 days) after the

Effective Time, make all required filings and submissions to appropriate governmental agencies and all required amendments to the Savings Plans and related trust agreements necessary to provide for the transfer of assets described in this Section 6.8.  The Savings Plans shall be amended to provide that (i) there shall be no contributions thereto with respect to U.S.

Transferred Employees for periods after the Closing Date and (ii) all transferred employer contributions shall be fully vested.

          (b)  Buyer shall (i) give Seller written notice of the name of the trustee of the defined contribution plan designated by Buyer to which the assets and liabilities for benefits of the Savings Plans are to be transferred

(the "Buyer Savings Plan"), accompanied by a copy of the most recent favorable determination letter for such plan received by Buyer, as promptly as possible after the Effective Time, but in any event prior to the date on which such transfer is to occur; and (ii) as soon as practicable (but in no event later than 120 days) after the Effective Time, make all required filings and submissions to appropriate governmental agencies.  As soon as practicable after the Effective Time, and pursuant to the procedures set forth below, Seller shall cause the trustees of the Savings Plans to transfer to the trustee of the

Buyer Savings Plan the following amount (the "Total Transfer Amount"): (A) the full account balances (in kind and notes for any loans to U.S. Transferred

Employees) of all U.S. Transferred Employees, whose account balances shall have been credited with appropriate earnings and contributions, if any, attributable to the period ending on the close of business on the day preceding the

Effective Time, plus (B) earnings on such account balances attributable to the period from the Effective Time to the Transfer Date, reduced by (C) any benefit or withdrawal payments in respect of U.S. Transferred Employees prior to the

Transfer Dates.  The "Transfer Date" shall be the first day of the month following a 15th day of a month by which Buyer has requested the transfer and

Seller has received copies of the applicable favorable determination letters from the Service.  On the Transfer Date, the Seller shall transfer 90% of its good faith estimate of the Total Transfer Amount.  Upon the completion of a calculation of the Total Transfer Amount by the Seller's actuary (such calculation to occur no later than 120 days after the Transfer Date and such calculation to be binding on the Buyer), the Savings Plans shall transfer to the Buyer Savings Plan an amount equal to the difference between the Total

Transfer Amount and any amounts previously transferred to the Buyer Savings

Plan or, if applicable, the Buyer Savings Plan shall transfer to the Savings

Plans an amount equal to the difference between any amounts previously transferred to the Buyer Savings Plan and the Total Transfer Amount.  In

consideration of the transfer of assets hereunder, Buyer shall, as of the

Transfer Date, cause the Buyer Savings Plan to assume the liabilities associated with the transferred assets (including notes) of the U.S.

Transferred Employees.

          (c)  Periods of employment by U.S. Transferred Employees with Seller for which credit was given under the Savings Plans shall be taken into account for all purposes under the Buyer Savings Plan to the same extent they were taken into account under the Savings Plans.  Buyer shall indemnify Seller, each officer, employee and director of Seller and its affiliates and each fiduciary of the Savings Plans against, and hold them harmless from, any and all damages incurred or suffered by them arising out of, in respect of or in connection with the qualified status of the Buyer Savings Plan on the dates of transfer described above (including, without limitation, any liability, excise taxes,

penalties and damages arising with respect to the U.S. Transferred Employees).

The Seller shall indemnify the Buyer for any failure to transfer assets pursuant to clause (b) of this Section 6.8, but only to the extent of the liabilities assumed by the Buyer thereunder.

          (d)  The Buyer shall (i) permit repayment to the Buyer Savings Plan of the  outstanding loans of the U.S. Transferred Employees (under the Savings

Plans) by way of regular paycheck deductions and (ii) take all steps required to effectuate such repayment (including amending its plans).

          6.9. U.S. Post-Retirement Benefits.  As of the Effective Time, no

U.S. Transferred Employee shall be eligible to receive post-retirement welfare benefits from Seller unless such U.S. Transferred Employee (a) is eligible to receive such benefits as of the Effective Time pursuant to the terms of the

Borden, Inc. Total Family Protection Plan and (b) terminates employment with the Buyer on or prior to the first anniversary of the Effective Time.

          6.10.     U.S. Welfare Plans.  With respect to any Buyer Business

Plan that is a "welfare benefit plan" (as defined in Section 3(1) of ERISA)

maintained for the benefit of U.S Transferred Employees on and after the

Effective Time, Buyer shall (a) cause there to be waived any pre-existing condition limitations and (b) give effect, in determining any deductible and maximum out-of-pocket limitations, to claims incurred and amounts paid by, and amounts reimbursed to, such employees with respect to similar plans maintained by Seller immediately prior to the Closing Date.

          6.11.     U.S. Accrued Vacation.  With respect to any accrued but

unused vacation time to which any U.S. Transferred Employee is entitled pursuant to the vacation policy applicable to such employee immediately prior to the Effective Time (the "Vacation Policy"), Buyer shall allow such U.S.

Transferred Employee to use such accrued vacation; provided, however, that if

Buyer deems it necessary to disallow such employee from taking such accrued vacation, Buyer shall be liable for and pay in cash to such employee an amount equal to such vacation time in accordance with terms of the Vacation Policy;

provided, further, that Buyer shall be liable for and pay in cash an amount equal to such accrued vacation time to any U.S. Transferred Employee whose employment terminates for any reason subsequent to the Effective Time;

provided, further, that Buyer shall be under no obligation to recognize any unused vacation time accrued prior to the year in which the Closing occurs.

          6.12.  Severance.  The Buyer shall provide severance benefits to U.S.

Transferred Employees (who are either salaried or non-union hourly employees)

terminated within 12 months of the Effective time for reasons other than serious misconduct in the amount of one week of base pay for each full year of service.

          6.13.     U.S. Service Credit.  With respect to U.S. Transferred

Employees, Buyer shall recognize all service with Seller for purposes of eligibility and vesting under the Buyer Business Plans.

          6.14.     U.S. WARN Act.  Buyer agrees to provide any required notice under the Worker Adjustment and Retraining Notification Act ("WARN") and any

other applicable law and to otherwise comply with any such statute with respect to any "plant closing" or "mass layoff" (as defined in WARN) or similar event affecting employees and occurring on or after the Effective Time or arising as a result of the transactions contemplated hereby.  Buyer shall indemnify and hold harmless Seller and its affiliates with respect to any liability under

WARN or other applicable law arising from the actions (or inactions) of Buyer or its affiliates on or after the Effective Time or arising as a result of the transactions contemplated hereby.

          6.15.     U.S. COBRA.  Buyer agrees to provide any required notice

under the Consolidated Omnibus Budget Reconciliation Act of 1986 ("COBRA") and

any other applicable law on or after the Effective Time.  Buyer shall indemnify and hold harmless Seller and its affiliates with respect to any liability under

COBRA or other applicable law arising from the actions (or inactions) of Buyer or its affiliates on or after the Effective Time or arising as a result of the transactions contemplated hereby.

          6.16.     No Rights Conferred on Employees.  Nothing herein,

expressed or implied, shall confer upon any employee or former employee of

Seller, Buyer, or any of their affiliates (including, without limitation, the

Transferred Employees, the Business Employees or the Buyer Business Employees),

any rights or remedies (including, without limitation, any right to employment or continued employment for any specified period) of any nature or kind whatsoever, under or by reason of this Agreement.


7.   Termination

          7.1. General.  This Agreement may be terminated and the transactions contemplated herein may be abandoned, (a) by mutual consent of the Buyer and the Seller; (b) by the Buyer or the Seller by notice to the other party in the event that the Closing Date shall not have occurred on or before January 31,

1997; provided, however, that if the Closing Date shall not have occurred on or before such date due to the act or omission of the Buyer or the Seller, then that party may not terminate the Agreement; (c) by the Seller, in its sole discretion, after the date which is five weeks after the date of this

Agreement, if Seller shall not have received copies of the Definitive Financing

Agreements or if at any time thereafter any such Definitive Financing

Agreements shall cease to be in full force and effect and Seller shall not have replaced such Definitive Financing Agreements prior to the earlier of five weeks thereafter and January 31, 1997, or (d) the Seller, if any required approval by the stockholders of the Buyer shall not have been obtained by reason of the failure to obtain the required vote upon a vote held at a duly held meeting of stockholders or at any adjournment thereof except as a result of a material breach of this Agreement by the Seller or an inability to satisfy

Section 5.2(a).

          7.2. Effect of Termination.  In the event of any termination of the

Agreement as provided in Section 7.1 above, this Agreement shall forthwith become wholly void and of no further force and effect and there shall be no liability on the part of the Buyer or the Seller, except that (i) the obligations of the Buyer and the Seller under Sections 4.1(c) and 9.2 of this

Agreement shall remain in full force and effect and (ii) termination shall not preclude either party from suing the other party for breach of this Agreement.

8.   Transactions Subsequent to Closing

          8.1. Access to Books and Records.  (a)  For a period of ten years following the Closing Date, the Buyer shall retain and afford, and will cause its affiliates to retain and afford, to the Seller and the Subsidiary Asset

Sellers, their counsel and their accountants, during normal business hours and upon reasonable advance notice, reasonable access to the books, records and other data of Borden Global Packaging with respect to the period prior to the

Closing Date to the extent that such access may be reasonably required by the

Seller or Subsidiary Asset Seller to facilitate (i) the preparation by any

Seller or such Subsidiary Asset Seller of such tax returns as it may be required to file with respect to the operations of Borden Global Packaging, the making of any election related to taxes or in connection with any audit,

amended return, claim for refund or any suit or proceeding with respect thereto, (ii) the investigation, litigation and final disposition of any claims, suits or proceedings which may have been or may be made against the

Seller or such Subsidiary Asset Seller in connection with Borden Global

Packaging, and (iii) the payment of any amount pursuant to Section 9.4 or in connection with any liabilities or obligations which have not been assumed by the Buyer under this Agreement.  The Buyer will not, and will cause its affiliates not to, dispose of, alter or destroy any such books, records and other data without giving thirty (30) days' prior notice to the Seller to permit them, at their expense, to examine, duplicate or repossess such records,

files, documents and correspondence.

          (b)  the Buyer shall further cooperate with the Seller in the preparation for and prosecution of the defense of any audit, claim, action or cause of action arising out of or relating to any Excluded Liabilities which have not been assumed by the Buyer under this Agreement including, without limitation, by making available evidence within the control of the Buyer and persons needed as witnesses employed by the Buyer, in each case as reasonably needed for such defense.  The Seller shall reimburse the Buyer for its reasonable out-of-pocket costs relating to its cooperation under this subparagraph.

          (c)  For a period of ten years following the Closing Date, the Seller shall retain and afford, and will cause the Subsidiary Asset Sellers to retain and afford, to the Buyer, its counsel and its accountants, during normal business hours and upon reasonable advance notice, reasonable access to the books, records and other data of such the Seller and the Subsidiary Asset

Sellers with respect to the period prior to the Closing Date to the extent that such access may be reasonably required by the Buyer or any affiliate of the

Buyer (i) in connection with the ongoing operations of the Packaging Business

(ii) to facilitate the preparation by the Buyer or such affiliate of such tax returns as it may be required to file with respect to the operations of Borden

Global Packaging, the making of any election relating to taxes or in connection with any audit, amended return, claim for refund or any suit or proceeding with respect thereto, (iii) the investigation, litigation and final disposition of any claims, suits or proceedings which may have been or may be made against the

Buyer or such affiliate in connection with Borden Global Packaging, and (iv)

the payment of any amount pursuant to Section 9.4 or in connection with any liabilities or obligations which have not been assumed by the Buyer under this

Agreement.  The Seller will not, and will cause its affiliates not to, dispose of, alter or destroy any such books, records and other data without giving thirty (30) days' prior notice to the Buyer to permit it, at its expense, to examine, duplicate or repossess such records, files, documents and correspondence.

          (d)  the Seller further agrees to cooperate with the Buyer in the preparation for and prosecution of the defense of any audit, claim, action or cause of action arising out of or relating to any liability relating to the

Packaging Business which acts arose by reason of acts or omissions occurring prior to the Closing and which has been assumed by the Buyer, including,

without limitation, by making available evidence within the control of the

Seller and persons needed as witnesses employed by the Seller, in each case as reasonably needed for such defense.  The Buyer shall reimburse the Seller for its reasonable out-of-pocket costs relating to its cooperation under this subparagraph.

          8.2. Further Agreements.  The Seller authorizes and empowers the

Buyer on and after the Closing Date to receive and open all mail received by the Buyer relating to the business of Borden Global Packaging or the Assets and to deal with the contents of such communications in any proper manner.  The

Seller shall, and shall cause the Subsidiary Asset Sellers to, promptly deliver to the Buyer any mail or other communication received by them after the Closing

Date pertaining to the business of Borden Global Packaging or the Assets and any cash, checks or other instruments of payment to which the Buyer is entitled.  The Buyer shall promptly deliver to the Seller any mail or other communication received by it after the Closing Date pertaining to the assets and liabilities described in Sections 1.3 and 1.7 hereof, and any cash, checks or other instruments of payment in respect thereof.

          8.3. Asset Returns; Further Assurances.  In the event that the Buyer receives any assets of the Seller that are not intended to be transferred pursuant to the terms of this Agreement, whether or not related to the

Packaging Business, the Buyer agrees to promptly return such assets to the

Seller at the Seller's expense.  If, at any time after the Closing Date, the

Buyer determines that any deeds, bills of sale, assignments, assurances or any other actions or things are necessary or desirable to transfer, vest, perfect or confirm of record or otherwise in its right, title or interest in, to or under any of the Subsidiary Stock or Assets acquired or to be acquired by the

Buyer as a result of, or in connection with, the Stock and Asset Purchase or otherwise to carry out this Agreement, the officers of the Seller shall be authorized to execute and deliver, all such deeds, bills of sale, assignments and assurances and to take and do, in such names and on such behalves or otherwise, all such other actions and things as may be necessary or desirable to transfer, vest, perfect or confirm any and all right, title and interest in,

to and under such Subsidiary Stock or Assets or otherwise to carry out the purposes of this Agreement.  In the event that after the Closing Date the

Seller receives with respect to the Packaging Business any amount of cash paid on an account receivable or as a result of a sale of Inventory included in the

Closing Balance Sheet, the Seller shall promptly forward such amount to the

Buyer.

9.   Miscellaneous

          9.1. Public Announcements.  Prior to the Closing Date, no news release or other public announcement pertaining in any way to the transactions contemplated by this Agreement will be made by either party without the prior consent of the other party, unless based on the advice of counsel to such party such party determines that such release or announcement is required by law or any listing agreement with a securities exchange, in which case a copy of such release will be provided to the other party.

          9.2. Expenses.  (a)  Subject to the provisions of Section 9.2(b) and

Section 9.3, whether or not the transactions contemplated by this Agreement are completed, each of the parties hereto shall pay the fees and expenses incurred by it in connection with the negotiation, preparation, execution and performance of this Agreement, including, without limitation, attorneys' fees and accountants' fees.

          (b)  If (i) (x) the Board of Directors of the Buyer changes or modifies (in a manner adverse to the Seller) its recommendation set forth in

Section 4.14(b) hereof, (y) the Buyer Stockholder Approval is not obtained prior to, or fails to remain effective through, January 31, 1997 (or, if earlier, the termination of this Agreement) and (z) the Seller is able prior to

January 31, 1997, to satisfy the condition contained in Sections 5.2(a) hereof or (ii) the Stockholders Meeting shall not have occurred prior to January 31,

1997, then the Buyer shall pay to the Seller within three business days after the earlier of the termination of this Agreement and January 31, 1997, an amount, in cash, of $8,000,000.

          9.3. Transfer Taxes and Recording Expenses.  The Buyer, on the one

hand, and the Seller and the Subsidiary Asset Sellers, on the other hand, agree to divide equally any payments required with respect to any and all U.S. or foreign transfer, documentary, sales, excise, stamp duties, motor vehicle,

registration, value added or similar taxes and filing or recording expenses or fees, if any, required to be paid in connection with the transfer of the Assets

(including any interest charge, penalty or addition to tax with respect thereto).  The Buyer, on the one hand, and the Seller and the Subsidiary Asset

Sellers, on the other hand, agree to pay to the other party to the extent that the other party pays in excess of one half of such taxes, expenses or fees.

          9.4. Indemnification.  (a)  The Seller shall indemnify and hold the

Buyer harmless against and in respect of (i) all obligations and liabilities of the Seller, whether accrued, absolute, fixed, contingent or otherwise, not expressly assumed by the Buyer pursuant to this Agreement or the Assumption

Agreement; (ii) any actual loss, liability, damage, cost, expense or amount paid in settlement (including reasonable attorneys' fees and other reasonable costs of defense) (but excluding any liability for taxes of any kind or interest or penalties thereon) (collectively, "Damages") incurred or sustained by the Buyer as a result of any breach by the Seller of its covenants contained herein, other than that contained in Section 4.7(iii), which survive the

Closing; and (iii) any actual Damages incurred or sustained by the Buyer as a result of any breach by the Seller of Section 4.7(iii) or of its representations and warranties contained in Section 3.1 hereof and made on the date hereof but not on the Closing Date, without regard to any exceptions for materiality contained in such representations and warranties; provided that (W)

the Seller shall be required to indemnify the Buyer pursuant to this clause

(iii) for such breaches only to the extent that the aggregate actual Damages

(as adjusted pursuant to Section 9.4(e) of this Agreement) resulting from such breaches to the Buyer exceeds $5,750,000, (X) the Seller shall not be required to indemnify the Buyer pursuant to this clause (iii) in an aggregate amount in excess of $75,000,000, (Y) the Seller shall not be required to indemnify the

Buyer pursuant to this clause (iii) for any breach the Damages (as adjusted pursuant to Section 9.4(e) of this Agreement) arising from which, in any individual case, amount to $40,000 or less, and such Damages shall not be included in calculating the $5,750,000 threshold established in the preceding subclause (W), and (Z) any claim for indemnification under this clause (iii)

must be made in writing with specificity to the Seller by the Buyer within two years of the Closing Date.

          (b)  the Buyer shall indemnify and hold the Seller and the Subsidiary

Asset Sellers harmless against and in respect of (i) all obligations and liabilities of the Seller and the Subsidiary Asset Sellers expressly assumed by the Buyer pursuant to this Agreement or the Assumption Agreement; (ii) any actual Damages incurred or sustained by the Seller or the Subsidiary Asset

Sellers as a result of any breach by the Buyer of its covenants contained herein which survive the Closing; (iii) any actual Damages incurred or sustained by the Seller or any of the Subsidiary Asset Sellers as a result of any operations of the Borden Global Packaging business on or after the Closing

Date; (iv) any actual Damages incurred or sustained by the Seller or any of the

Subsidiary Asset Sellers as a result of any breach by the Buyer of its representations and warranties contained in Section 3.2 hereof and made on the date hereof but not on the Closing Date, without regard for any exceptions to materiality contained in such representations and warranties; provided that (W)

the Buyer shall be required to indemnify the Seller pursuant to this clause

(iv) for such breaches only to the extent that the aggregate actual Damages (as adjusted pursuant to Section 9.4(e) of this Agreement) resulting from such breaches to the Seller exceeds $5,750,000, (X) the Buyer shall not be required to indemnify the Seller pursuant to this clause (iv) in an aggregate amount in excess of $75,000,000, (Y) the Buyer shall not be required to indemnify the

Seller pursuant to this clause (iv) for any breach the Damages (as adjusted pursuant to Section 9.4(e) of this Agreement) arising from which, in any individual case, amount to $40,000 or less, and such Damages shall not be included in calculating the $5,750,000 threshold established in the preceding subclause (W), and (Z) any claim for indemnification under this clause (iv) must be made in writing with specificity to the Buyer by the Seller within two years of the Closing Date; and (v) any and all taxes and expenses described in

Section 9.3 of this Agreement.

          (c)  With respect to third-party claims, all claims for

indemnification by the Buyer or the Seller, as the case may be (an "Indemnified

Party") hereunder shall be asserted and resolved as set forth in this Section

9.4(c).  In the event that any written claim or demand for which the Buyer or the Seller, as the case may be (an "Indemnifying Party"), would be liable to any Indemnified Party hereunder is asserted against or sought to be collected from any Indemnified Party by a third party, such Indemnified Party shall promptly notify the Indemnifying Party of such claim or demand and the amount or the estimated amount thereof to the extent then feasible (which estimate shall not be conclusive of the final amount of such claim or demand) ( the

"Claim Notice").  Failure to give prompt notice shall not affect the indemnification obligations hereunder in the absence of actual prejudice.  The

Indemnifying Party shall have 20 days from the personal delivery or mailing of the Claim Notice (the "Notice Period") to notify the Indemnified Party (a)

whether or not the Indemnifying Party disputes the liability of the

Indemnifying Party to the Indemnified Party hereunder with respect to such claim or demand and (b) whether or not it desires to defend the Indemnified

Party against such claim or demand.  All costs and expenses incurred by the

Indemnifying Party in defending such claim or demand shall be a liability of,

and shall be paid by, the Indemnifying Party; provided, however, that the amount of such costs and expenses that shall be a liability of the Indemnifying

Party hereunder shall be subject to the limitations set forth in Sections

9.4(a) and 9.4(b) hereof.  Except as hereinafter provided, in the event that the Indemnifying Party notifies the Indemnified Party within the Notice Period that it desires to defend the Indemnified Party against such claim or demand,

the Indemnifying Party shall have the right to defend the Indemnified Party with counsel reasonably satisfactory to the Indemnified Party by appropriate proceedings and shall have the sole power to direct and control such defense and the Indemnifying Party shall not be liable to such Indemnified Party under this Section 9.4 for any fees of other counsel or any other expenses, in each case subsequently incurred by such Indemnified Party in connection with the defense thereof, other than reasonable costs of investigation and costs and expenses of legal counsel, if the Indemnified Party and the Indemnifying Party are both parties to the action and the indemnified party has been advised by counsel that there may be one or more defenses available to it and not available to the Indemnifying Party.  If any Indemnified Party desires to participate in any such defense, it may do so at its sole cost and expense.

The Indemnified Party shall not settle a claim or demand without the consent of the Indemnifying Party unless prior thereto or in connection therewith the

Indemnified Party unconditionally releases the Indemnifying Party for any liability arising out of such claim or demand.  The Indemnifying Party shall not, without the prior written consent of the Indemnified Party, settle,

compromise or offer to settle or compromise any such claim or demand on a basis which would result in the imposition of a consent order, injunction or decree which would restrict the future activity or conduct of the Indemnified Party or any subsidiary or affiliate thereof or if such settlement or compromise does not include an unconditional release of the Indemnified Party for any liability arising out of such claim or demand.  If the Indemnifying Party elects not to defend the Indemnified Party against such claim or demand, whether by not giving the Indemnified Party timely notice as provided above or otherwise, then the amount of any such claim or demand or, if the same be contested by the

Indemnified Party, that portion thereof as to which such defense is unsuccessful (and the reasonable costs and expenses pertaining to such defense), shall be the liability of the Indemnifying Party hereunder, subject to the limitations set forth in Sections 9.4(a) and 9.4(b).  The Buyer and the

Seller shall each render to each other such assistance as may reasonably be requested in order to insure the proper and adequate defense of any such claim or proceeding.

          (d)  The indemnities provided in this Section 9.4 shall survive the

Closing.  The indemnity provided in this Section 9.4 shall be the sole and exclusive remedy of the Indemnified Party against the Indemnifying Party at law or equity for any matter covered by paragraphs (a) and (b).

          (e)  The amount of any Damages for which indemnification is provided under this Section 9.4 shall be computed net of any insurance proceeds received by the Indemnified Party in connection with such Damages.  If the amount with respect to which any claim is made under this Section 9.4 (an "Indemnity

Claim") gives rise to a currently realizable Tax Benefit (as defined below) to the party making the claim, the indemnity payment shall be reduced by the amount of the Tax Benefit available to the party making the claim.  To the extent such Indemnity Claim does not give rise to a currently realizable Tax

Benefit, if the amount with respect to which any Indemnity Claim is made gives rise to a subsequently realized Tax Benefit to the party that made the claim,

such party shall refund to the Indemnifying Party the amount of such Tax

Benefit when, as and if realized.  For the purposes of this Agreement, any subsequently realized Tax Benefit shall be treated as though it were a reduction in the amount of the initial Indemnity Claim, and the liabilities of the parties shall be redetermined as though both occurred at or prior to the time of the indemnity payment.  For purposes of this Section 9.4(e), a "Tax

Benefit" means an amount by which the tax liability of the party (or group of corporations including the party) is reduced (including, without limitation, by deduction, reduction of income by virtue of increased tax basis or otherwise,

entitlement to refund, credit or otherwise) plus any related interest received from the relevant taxing authority.  Where a party has other losses,

deductions, credits or items available to it, the Tax Benefit from any losses, deductions, credits or items relating to the Indemnity Claim shall be deemed to be realized proportionately with any other losses, deductions, credits or items.  For the purposes of this Section 9.4(e), a Tax Benefit is "currently realizable" to the extent it can be reasonably anticipated that such Tax

Benefit will be realized in the current taxable period or year or in any tax return with respect thereto (including through a carryback to a prior taxable period) or in any taxable period or year prior to the date of the Indemnity

Claim.  In the event that there should be a determination disallowing the Tax

Benefit, the Indemnifying Party shall be liable to refund to the Indemnified

Party the amount of any related reduction previously allowed or payments previously made to the Indemnifying Party pursuant to this Section 9.4(e).  The amount of the refunded reduction or payment shall be deemed a payment under this Section 9.4 and thus shall be paid subject to any applicable reductions under this Section 9.4(e).

          (f)  The parties agree that any indemnification payments that may be due from the Seller to the Buyer pursuant to Section 9.4(a) hereof may be paid at the option of Seller (i) in U.S. dollars in the amount of the Damages or

(ii) in such number of shares of Buyer Common Stock held by Seller or its affiliates equal to the quotient obtained by dividing (a) the amount of Damages by (b) the average of the closing prices of the Buyer Common Stock on The

Nasdaq National Market, as reported in The Wall Street Journal, for the 20 trading days immediately preceding the second trading day prior to the date of payment thereof.

          (g)  The parties agree that any indemnification payments made pursuant to this Agreement shall be treated for tax purposes as an adjustment to the Purchase Price, unless otherwise required by applicable law.  The Buyer agrees not to make any election under Section 338 of the Code unless the Seller consents to such election in writing.

          (h)  Notwithstanding any of the foregoing, no Damages shall be due pursuant to this Section 9.4 for any matters covered by the post-Closing adjustment provisions of Section 2.4.

          (i)  Notwithstanding anything to the contrary contained herein,

neither party hereto nor any affiliate of either of them shall be liable for any consequential, punitive or special damages pursuant to this Agreement or any of the agreements contemplated hereby.

          9.5. Notices.  All notices, requests, claims, demands and other communications hereunder shall be in writing and shall be given (and shall be deemed to have been duly received if so given) by hand delivery, by mail

(registered or certified mail, postage prepaid, return receipt requested) or by any courier service, such as Federal Express, providing proof of delivery.  All communications hereunder shall be delivered to the respective parties at the following addresses:

               (a)  If to the Seller:

               Borden, Inc.
               180 East Broad Street
               Columbus, Ohio  43215
               Attention:  Richard L. de Ney

               with copies to:

               Simpson Thacher & Bartlett
               425 Lexington Avenue
               New York, New York  10017
               Attention:  David J. Sorkin, Esq.

               and

               Kohlberg Kravis Roberts & Co.
               9 West 57th Street
               New York, New York  10019
               Attention:  Scott M. Stuart

               (b)  If to the Buyer:

               AEP Industries Inc.
               125 Phillips Avenue
               South Hackensack, New Jersey  07606
               Attention:  Paul M. Feeney, Executive Vice President

               with a copy to:

               Bachner, Tally, Polevoy & Misher LLP
               380 Madison Avenue
               New York, New York  10017
               Attention:  Paul E. Gelbard, Esq.


or to such other address as either party shall have specified by notice in writing to the other party.  All such notices, requests, demands and communications shall be deemed to have been received on the date of personal delivery or telecopy or on the third Business Day after the mailing thereof.

          9.6. Entire Agreement.  This Agreement (including the Exhibits hereto and the Disclosure Schedules) together with the Stockholders Agreement and the

Governance Agreement constitutes the entire agreement between the parties hereto and supersedes all prior agreements and understandings, oral and written, between the parties hereto with respect to the subject matter hereof.

          9.7. Binding Effect; No Third Party Beneficiaries.  This Agreement

shall inure to the benefit of and be binding upon the parties hereto and their respective successors and assigns.  Nothing in this Agreement, expressed or implied, is intended to confer on any person other than the parties hereto or their respective successors and assigns, any rights, remedies, obligations or liabilities under or by reason of this Agreement.

          9.8. Bulk Sales Law.  The Buyer and the Seller each agree to waive compliance by the other with the provisions of the bulk sales law of any jurisdiction.

          9.9. Assignability.  This Agreement shall not be assignable by the

Seller without the prior written consent of the Buyer or by the Buyer without the prior written consent of the Seller.

          9.10.     Amendment; Waiver.  This Agreement may be amended,

supplemented or otherwise modified only by a written instrument executed by the parties hereto.  No waiver by either party of any of the provisions hereof shall be effective unless explicitly set forth in writing and executed by the party so waiving. Except as provided in the preceding sentence, no action taken pursuant to this Agreement, including without limitation, any investigation by or on behalf of any party, shall be deemed to constitute a waiver by the party taking such action of compliance with any representations,

warranties, covenants, or agreements contained herein, and in any documents delivered or to be delivered pursuant to this Agreement and in connection with the Closing hereunder.  The waiver by any party hereto of a breach of any provision of this Agreement shall not operate or be construed as a waiver of any subsequent breach.

          9.11.     Schedules and Exhibits.  Any fact or item which is clearly disclosed on any Exhibit to this Agreement or in either Disclosure Schedule or in the Financial Information or Interim Financial Information in such a way as to make its relevance to a representation or representations made elsewhere in this Agreement or to the information called for by an Exhibit or Exhibits to this Agreement of either Disclosure Schedule readily apparent shall be deemed to be an exception to such representation or representations or to be disclosed on such Exhibit or Exhibits or Disclosure Schedule, as the case may be,

notwithstanding the omission of a reference or cross-reference thereto.  Any fact or item disclosed on any Exhibit hereto or either Disclosure Schedule shall not by reason only of such inclusion be deemed to be material and shall not be employed as a point of reference in determining any standard of materiality under this Agreement.

          9.12.     Other Covenants.  To the extent that any consents needed to assign to the Buyer any of the Assets have not been obtained on or prior to the

Closing Date this Agreement shall not constitute an assignment or attempted assignment thereof if such assignment or attempted assignment would constitute a breach thereof.  If any such consent shall not be obtained on or prior to the

Closing Date, then (i) the Seller and the Buyer, if required under applicable law, shall use their reasonable efforts in good faith to obtain such consent as promptly as practicable thereafter and (ii) if in the reasonable judgment of the Buyer such consent may not be obtained, the parties shall use reasonable efforts in good faith to cooperate, and to cause each of their respective affiliates to cooperate, in any lawful arrangement designed to provide for the

Buyer the benefits under any such Assets.

          9.13.     Section Headings; Table of Contents.  The section headings contained in this Agreement and the Table of Contents to this Agreement are for reference purposes only and shall not affect the meaning or interpretation of this Agreement.

          9.14.     Severability.  If any provision of this Agreement shall be declared by any court of competent jurisdiction to be illegal, void or unenforceable, all other provisions of this Agreement shall not be affected and shall remain in full force and effect.

          9.15.     Counterparts.  This Agreement may be executed in any number of counterparts, each of which shall be deemed to be an original and all of which together shall be deemed to be one and the same instrument.

          9.16.     Applicable Law.  This Agreement shall be governed by, and

construed in accordance with, the laws of the State of New York without regard to conflicts of laws principles thereof.

          9.17.     Certain Definitions.  For purposes of this Agreement, the

term:

          (a)  "affiliate" of a person means a person that directly or indirectly, through one or more intermediaries, controls, is controlled by, or is under common control with, the first mentioned person;

          (b)  "person" means an individual, corporation, partnership,

     association, trust, incorporated organization, other entity or group (as defined in Section 13(d)(3) of the Exchange Act); and

          (c)  "subsidiary" or "subsidiaries" of the Buyer, the Seller or any other person means any corporation, partnership, joint venture or other legal entity of which the Buyer, the Seller or such other person, as the case may be (either alone or through or together with any other subsidiary), owns, directly or indirectly, 50% or more of the stock or other equity interests the holder of which is generally entitled to vote for the election of the board of directors or other governing body of such corporation or other legal entity.

          IN WITNESS WHEREOF, the parties hereto have executed and delivered this Agreement as of the date first above written.



                               BORDEN, INC.




                               By: /s/  Richard L. de Ney
                                  ------------------------------
                                  Name:  Richard L. de Ney
                                  Title: Executive Vice President



                               AEP INDUSTRIES INC.


                               By: /s/  Paul M. Feeney
                                 ------------------------------
                                 Name:  Paul M. Feeney
                                 Title: Executive Vice President

============================================================================





                               PURCHASE AGREEMENT


                                     between


                                  BORDEN, INC.


                                       and


                               AEP INDUSTRIES INC.




                            -------------------------

                            Dated as of June 20, 1996

                            -------------------------







============================================================================

                                    Exhibits


EXHIBIT A      -    Subsidiaries

EXHIBIT B-1    -    Transferred Subsidiaries

EXHIBIT B-2    -    Subsidiary Asset Sellers

EXHIBIT C-1    -    Management Stockholders Agreement

EXHIBIT C-2    -    Voting Agreement

EXHIBIT D      -    Governance Agreement

EXHIBIT E      -    Form of Assumption Agreement

EXHIBIT F      -    Form of Transition License Agreement

EXHIBIT G      -    Form of Shared Facilities Agreement

EXHIBIT H      -    Form of Transition Services Agreement

                                TABLE OF CONTENTS


                                                                         Page


1.       Sale and Transfer of Subsidiary Stock; Purchase and Sale of Assets;
         Assumption of Certain Liabilities  . . . . . . . . . . . . . . . .

         1.1.     Sale and Transfer of Subsidiary Stock . . . . . . . . . .
         1.2.     Transfer of Assets  . . . . . . . . . . . . . . . . . . .
         1.3.     Excluded Assets . . . . . . . . . . . . . . . . . . . . .
         1.4.     Instruments of Conveyance and Transfer  . . . . . . . . .
         1.5.     Further Assurances  . . . . . . . . . . . . . . . . . . .
         1.6.     Assumed Liabilities . . . . . . . . . . . . . . . . . . .
         1.7.     Excluded Liabilities  . . . . . . . . . . . . . . . . . .

2.       Closing; Payment of Purchase Price at Closing  . . . . . . . . . .

         2.1.     Closing Date  . . . . . . . . . . . . . . . . . . . . . .
         2.2.     Purchase Price and Payment  . . . . . . . . . . . . . . .
         2.3.     Deferred Transfers  . . . . . . . . . . . . . . . . . . .
         2.4.     Post-Closing Adjustment . . . . . . . . . . . . . . . . .

3.       Representations and Warranties . . . . . . . . . . . . . . . . . .

         3.1.     Representations and Warranties of the Seller  . . . . . .
         3.2.     Representations and Warranties of the Buyer . . . . . . .
         3.3.     Expiration of Representations and Warranties  . . . . . .

4.       Transactions Prior to Closing  . . . . . . . . . . . . . . . . . .

         4.1.     Access to Information Concerning Properties and Records;
                     Confidentiality  . . . . . . . . . . . . . . . . . . .
         4.2.     Conduct of the Packaging Business Pending the Closing Date
                   72
         4.3.     Conduct of Business By the Buyer Pending the Closing Date
         4.4.     Intercompany Transactions . . . . . . . . . . . . . . . .
         4.5.     Guarantees  . . . . . . . . . . . . . . . . . . . . . . .
         4.6.     Further Actions . . . . . . . . . . . . . . . . . . . . .
         4.7.     Notification  . . . . . . . . . . . . . . . . . . . . . .
         4.8.     No Inconsistent Action  . . . . . . . . . . . . . . . . .
         4.9.     Financing . . . . . . . . . . . . . . . . . . . . . . . .
         4.10.    Borden-Hitachi Joint Venture. . . . . . . . . . . . . . .
         4.11.    Use of Corporate Name and Symbol; Transition License. . .
         4.12.    Facilities Agreement  . . . . . . . . . . . . . . . . . .
         4.13.    Transition Services Agreement . . . . . . . . . . . . . .
         4.14.    Preparation of Proxy Statement; Stockholders' Meeting . .
         4.15.    No Solicitation . . . . . . . . . . . . . . . . . . . . .
         4.16.    Insurance . . . . . . . . . . . . . . . . . . . . . . . .

5.       Conditions Precedent . . . . . . . . . . . . . . . . . . . . . . .

         5.1.     Conditions Precedent to Obligations of the Buyer and
                     the Seller . . . . . . . . . . . . . . . . . . . . . .
         5.2.     Conditions Precedent to Obligations of the Buyer  . . . .
         5.3.     Conditions Precedent to the Obligations of the Seller . .

6.       Employee Relations and Benefits  . . . . . . . . . . . . . . . . .

         6.1.     Conduct Prior to the Effective Time . . . . . . . . . . .
         6.2.     Continuity of Employment  . . . . . . . . . . . . . . . .
         6.3.     Collective Bargaining Agreements  . . . . . . . . . . . .
         6.4.     International Plans . . . . . . . . . . . . . . . . . . .
         6.5.     U.S. Business Plan Participation  . . . . . . . . . . . .
         6.6.     U.S. Business Plan Liabilities  . . . . . . . . . . . . .
         6.7.     U.S. Defined Benefit Plan . . . . . . . . . . . . . . . .
         6.8.     U.S. Defined Contribution Plans . . . . . . . . . . . . .
         6.9.     U.S. Post-Retirement Benefits . . . . . . . . . . . . . .
         6.10.    U.S. Welfare Plans  . . . . . . . . . . . . . . . . . . .
         6.11.    U.S. Accrued Vacation . . . . . . . . . . . . . . . . . .
         6.12.    Severance . . . . . . . . . . . . . . . . . . . . . . . .
         6.13.    U.S. Service Credit . . . . . . . . . . . . . . . . . . .
         6.14.    U.S. WARN Act . . . . . . . . . . . . . . . . . . . . . .
         6.15.    U.S. COBRA  . . . . . . . . . . . . . . . . . . . . . . .
         6.16.    No Rights Conferred on Employees  . . . . . . . . . . . .

7.       Termination  . . . . . . . . . . . . . . . . . . . . . . . . . . .

         7.1.     General . . . . . . . . . . . . . . . . . . . . . . . . .
         7.2.     Effect of Termination . . . . . . . . . . . . . . . . . .

8.       Transactions Subsequent to Closing . . . . . . . . . . . . . . . .

         8.1.     Access to Books and Records . . . . . . . . . . . . . . .
         8.2.     Further Agreements  . . . . . . . . . . . . . . . . . . .
         8.3.     Asset Returns; Further Assurances . . . . . . . . . . . .

9.       Miscellaneous  . . . . . . . . . . . . . . . . . . . . . . . . . .

         9.1.     Public Announcements  . . . . . . . . . . . . . . . . . .
         9.2.     Expenses  . . . . . . . . . . . . . . . . . . . . . . . .
         9.3.     Transfer Taxes and Recording Expenses . . . . . . . . . .
         9.4.     Indemnification . . . . . . . . . . . . . . . . . . . . .
         9.5.     Notices . . . . . . . . . . . . . . . . . . . . . . . . .
         9.6.     Entire Agreement  . . . . . . . . . . . . . . . . . . . .
         9.7.     Binding Effect; No Third Party Beneficiaries  . . . . . .
         9.8.     Bulk Sales Law  . . . . . . . . . . . . . . . . . . . . .
         9.9.     Assignability . . . . . . . . . . . . . . . . . . . . . .
         9.10.    Amendment; Waiver . . . . . . . . . . . . . . . . . . . .
         9.11.    Schedules and Exhibits  . . . . . . . . . . . . . . . . .
         9.12.    Other Covenants . . . . . . . . . . . . . . . . . . . . .
         9.13.    Section Headings; Table of Contents . . . . . . . . . . .
         9.14.    Severability  . . . . . . . . . . . . . . . . . . . . . .
         9.15.    Counterparts  . . . . . . . . . . . . . . . . . . . . . .
         9.16.    Applicable Law  . . . . . . . . . . . . . . . . . . . . .
         9.17.    Certain Definitions . . . . . . . . . . . . . . . . . . .